Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

LOAN AND SECURITY AGREEMENT

by and among

23ANDME HOLDING CO.,

THE OTHER BORROWERS PARTY HERETO

and

JMB CAPITAL PARTNERS LENDING, LLC

as Lender

Dated as of April 28, 2025

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND CONSTRUCTION		2

	1.1	Definitions	2

	1.2	Accounting Terms	16

	1.3	UCC	16

	1.4	Construction	17

	1.5	Schedules and Exhibits	17

	1.6	Timing of Payment or Performance	17

2.	LOAN AND TERMS OF PAYMENT		17

	2.1	Agreement to Lend; Delayed Draw; Security Documents; and Loan Documents	17

	2.2	Borrowing Procedures	18

	2.3	Payments; Reductions of the Commitments; Prepayments	19

	2.4	Interest Rates and Rates, Payments and Calculations	20

	2.5	Crediting Payments; Clearance Charge	21

	2.6	Designated Account	21

	2.7	Statements of Obligations	22

	2.8	Fees	22

	2.9	Borrower Representative; Assumptions	22

3.	CONDITIONS; TERM OF AGREEMENT		22

	3.1	Conditions Precedent to the Effective Date	22

	3.2	Conditions Precedent to All Advances	24

	3.3	Conditions Precedent to of the Advance of the Interim Amount	25

	3.4	Maturity	26

	3.5	Effect of Maturity	26

4.	REPRESENTATIONS AND WARRANTIES		26

	4.1	Due Organization and Qualification	27

	4.2	Due Authorization	27

	4.3	Binding Obligations	27

	4.4	Title to Properties	27

	4.5	Jurisdiction of Formation; Location of Chief Executive Office; Organizational; Identification Number; Commercial Tort Claims	27

	4.6	Litigation	27

	4.7	Fraudulent Transfer	28

	4.8	Reserved	28

	4.9	Payment of Taxes	28

	4.10	Approved Budget	28

	4.11	Site Leases	28

	4.12	Permits	29

	4.13	No Other Representations	29

	4.14	Full Disclosure	29

5.	AFFIRMATIVE COVENANTS		29

	5.1	Notice of Certain Events	29

	5.2	Reporting; Budget; Conference Calls	30

	5.3	Existence	30

	5.4	Maintenance of Properties; Permits	31

	5.5	Taxes	31

	5.6	Insurance	31

	5.7	Inspection	32

	5.8	Environmental	32

	5.9	Compliance with Laws	32

	5.10	Disclosure Updates	33

	5.11	Further Assurances	33

	5.12	Approved Budget	33

	5.13	Carve-Out Account	33

	5.14	Deposit Account Control Agreements	33

	5.15	Material Contracts; Sale Offers	33

	5.16	Supplement to Commercial Torts Schedule	34

6.	NEGATIVE COVENANTS		34

	6.1	Indebtedness	34

	6.2	Liens	35

	6.3	Restrictions on Fundamental Changes	36

	6.4	Disposal of Assets	36

	6.5	Change Name	36

	6.6	Nature of Business	36

	6.7	Material Leases or Contracts; Amendments	36

	6.8	Change of Control	36

	6.9	Accounting Methods	36

	6.10	Transactions with Affiliates	36

	6.11	Use of Advances	37

	6.12	Limitation on Capital Expenditures	37

	6.13	Chapter 11 Cases	37

	6.14	Certain Transactions	37

	6.15	Acquisitions, Loans, or Investments	37

	6.16	Payments on Indebtedness	38

	6.17	Distributions or Redemptions	38

	6.18	Formation of Subsidiaries	38

7.	EVENTS OF DEFAULT		38

	7.1	Event of Default	38

	7.2	Rights and Remedies	42

	7.3	Application of Proceeds upon Event of Default	43

	7.4	Remedies Cumulative	43

	7.5	Acknowledgment	43

8.	COLLATERAL SECURITY		43

	8.1	Grant of Security Interest in the Collateral; Superpriority Claims	43

	8.2	Representations and Warranties in Connection with Security Interest	44

	8.3	Superpriority Nature of Obligations and Liens	44

	8.4	Power of Attorney	44

	8.5	Lender’s Ability to Perform Obligations on Behalf of Borrower with Respect to the Collateral	45

	8.6	Filing of Financing Statements	45

	8.7	No Discharge; Survival of Claims	45

9.	WAIVERS; INDEMNIFICATION		45

	9.1	Demand; Protest; etc.	45

	9.2	Lender’s Liability for Collateral	46

	9.3	Indemnification	46

10.	NOTICES		46

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		48

12.	AMENDMENTS; WAIVERS; SUCCESSORS		48

	12.1	Amendments and Waivers	48

	12.2	No Waivers; Cumulative Remedies	49

	12.3	Successors	49

13.	GENERAL PROVISIONS		49

	13.1	Effectiveness	49

	13.2	Section Headings	49

	13.3	Interpretation	49

	13.4	Severability of Provisions	49

	13.5	Debtor-Creditor Relationship	49

	13.6	Counterparts; Electronic Execution	50

	13.7	Revival and Reinstatement of Obligations	50

	13.8	Lender Expenses	50

	13.9	Integration	50

14. JOINT AND SEVERAL OBLIGATIONS			50

15. ADDITIONAL BORROWERS			51

16. TREATMENT OF CERTAIN INFORMATION			51

17. LENDER REPRESENTATIONS			51

	17.1	No Insider	51

	17.2	No Collusion	51

Exhibits

Exhibit A – Form of Compliance Certificate

Exhibit B – Approved Budget

Exhibit C – Reporting Requirements

Exhibit D – Form of Borrowing Notice

Exhibit E – Copy of Approval Order and Term Sheet

Schedules

Schedule A-1 – Authorized Persons

Schedule A-2 – Payment Account

Schedule D-1 – Designated Account and Designated Account Bank

Schedule 4.1(a) – Organizational Chart

Schedule 4.5 – Borrowers, Equity Ownership and Uniform Commercial Code Filing Information

Schedule 4.6 – Litigation and Commercial Tort Claims

Schedule 4.9 – Taxes

Schedule 4.11(b) – Site Leases and Site Lease Defaults

Schedule 4.12 – Maintenance of Properties; Permits

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

LOAN AND SECURITY AGREEMENT

THIS SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of April 28, 2025 (the “Effective Date”), by and among 23andMe Holding Co., a Delaware corporation (“Holdings”), the other borrowers signatory hereto (together with Holdings, collectively, jointly and severally, the “Borrowers”), and JMB Capital Partners Lending, LLC, a California limited liability company, as lender (together with its successors and assigns, the “Lender”).

WHEREAS, on March 23, 2025 (the “Petition Date”), Borrowers filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Missouri, Eastern Division (the “Bankruptcy Court”), which are being jointly administered under the lead Case No. 25-40976 filed by Holdings (each, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”);

WHEREAS, Borrowers remain in possession of their respective businesses and manage their respective properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, Borrowers have requested that Lender provide a non-amortizing, priming, super-priority senior secured term loan facility to Borrowers in a total aggregate principal amount of up to thirty-five million Dollars ($35,000,000) (the “Facility”) pursuant to Sections 105, 363, 364(c), and 364(d) of the Bankruptcy Code, consisting of (a) an initial tranche of ten million Dollars ($10,000,000) of term loans made available to the Borrowers upon entry of the Final Order (as defined below) (the “Interim Term Loan”) and (b) a tranche of twenty-five million Dollars ($25,000,000) of delayed draw term loans subject to compliance with the terms, conditions, and covenants described in this Agreement and the Final Order (the “Delayed Draw Term Loan,” and collectively with the Interim Term Loan, the “Loans”);

WHEREAS, Lender has indicated its willingness to fund the Loans to Borrowers on the terms and conditions set forth herein and in the other Loan Documents and in accordance with Sections 105, 363, 364(c), and 364(d) of the Bankruptcy Code, so long as all of the Obligations are (a) secured by priming first priority senior secured Liens on the Collateral granted by the Borrowers as provided herein and in the other Loan Documents and (b) given superpriority status as provided in the Final Order;

WHEREAS, each Borrower has agreed (a) to grant to Lender, among other things, (i) a fully perfected first-priority senior priming lien on and security interest in all its assets, subject to the Carve-Out, the Permitted Senior Lien (as defined below), and Permitted Prior Liens (as defined below) and (ii) other relief in accordance with and as more fully set forth in the Final Order, and (b) that Lender shall have Superpriority Claims in the Chapter 11 Cases for the repayment of the Obligations pursuant to the Final Order; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“23andMe” means 23andMe, Inc., a Delaware corporation.

“Acceptable Plan” means a plan of reorganization or liquidation, in form and substance reasonably satisfactory to Lender, for any or all of the Chapter 11 Cases that is either (a) approved by Lender before same is filed with the Bankruptcy Court, or (b) provides for (i) the indefeasible payment in full in cash, through sources acceptable to Lender in its reasonable discretion, of the Obligations, in exchange for full discharge thereof, on or prior to the effective date of such plan as a condition to the effectiveness thereof, and (ii) releases and indemnification for Lender to the maximum extent permitted by applicable law.

“Acceptable Sale” means a Sale of all or a material portion of Borrowers’ assets pursuant to Section 363 of the Bankruptcy Code, in accordance with a Sale Order, where either (a) the Sale, by itself or with one or more related transactions, (i) provides for the indefeasible payment in full in cash of the Obligations; (ii) the purchaser has demonstrated that it has (A) cash or cash equivalents in the amount of the purchase price set forth in any purchase agreement or other applicable transaction document(s), (B) a signed commitment, acceptable to Lender in its reasonable discretion, to lend from a recognized lender in the amount of such purchase price, or (C) a combination thereof, necessary to consummate any purchase agreement or other applicable transaction document(s); and (iii) the closing of the Sale shall occur on or prior to the Maturity Date; or (b) Lender provides its prior written consent to such Sale before same is approved by the Bankruptcy Court.

“Acceptable Stalking Horse Agreement” means a stalking horse purchase agreement for all or a material portion of the Borrowers’ assets(s) that (a) is executed, effective, and binding on all parties thereto and (b) either (x) is approved by Lender in its reasonable discretion or (y) (1) would generate cash proceeds sufficient for the payment in full of the Obligations (pursuant to a signed commitment acceptable to Lender in its reasonable discretion to lend from a recognized lender or another source of funding acceptable to Lender in its reasonable discretion) upon the closing date of such sale, (2) closes on or before June 30, 2025, and (3) requires, pursuant to a Sale Order, the payment in full of the Obligations.

“Additional Documents” has the meaning set forth in Section 5.11.

“Affiliate” means, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the Effective Date) of ten percent (10%) or more of any class of the outstanding voting equity interests, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Approval Order” means the Interim Order (I) Authorizing Entry into and Performance Under the Binding DIP Term Sheet, Including Payment of the Commitment Fee and the Work Fee Thereunder, and (II) Granting Related Relief [Docket No. 81] entered by the Bankruptcy Court on March 26, 2025. For the Parties’ convenience, a true and correct copy of the Approval Order is attached hereto as Exhibit E.

“Approved Budget” means an (a) the initial budget, prepared by Borrowers, for a 13-week period commencing on the Petition Date that sets forth in reasonable detail all of Borrowers’ projected (i) Cash Receipts, (ii) Cash Operating Disbursements, and (iii) non-operating bankruptcy-related cash disbursements on a weekly basis, separated into line items for each category of receipt or disbursement, and is otherwise in form and substance acceptable to Lender, and is attached hereto as Exhibit B and (b) an amended or otherwise modified budget adopted with the written consent of Lender in its reasonable discretion; provided that the total amount of Loans provided pursuant to such amended Approved Budget shall not exceed the total amount of the Commitments authorized by the Final Order; provided, further, that the Approved Budget shall include the Cash Reserve (as defined in the Final Order).

“Authorized Person” means any of the individuals identified on Schedule A-1, which may be updated from time to time by written notice from Borrowers to Lender.

“Avoidance Actions” means any and all avoidance, recovery, subordination, derivative, or other claims, actions or remedies that may be brought by or on behalf of one or more of the Borrowers or their estates or other authorized parties in interest under the Bankruptcy Code or other applicable law, including actions or remedies under Sections 544, 545, 547, 548, and 550 of the Bankruptcy Code or under similar, related, or comparable state or federal statutes or common law, including fraudulent transfer laws, or under other applicable law.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Borrowing Notice” has the meaning set forth in Section 2.2.

“Borrowers” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect prior to the adoption and effectiveness of Accounting Standards Codification No. 842 or any successor or replacement accounting provisions.

“Carve-Out” has the meaning set forth in the Final Order.

“Carve-Out Account” has the meaning set forth in the Final Order.

“Carve-Out Advance” has the meaning set forth in Section 2.1(b).

“Carve-Out Cap” has the meaning set forth in the Final Order.

“Carve-Out Trigger Notice” has the meaning set forth in the Final Order.

“Cash Collateral” has the meaning set forth in the Final Order.

“Cash Management Order” means the Final Order (I) Authorizing (A) Continued Use of Cash Management System, (B) Maintenance of Bank Accounts and Business Forms, (C) Performance of Intercompany Transactions, and (D) Certain Prepetition Obligations to be Honored; (II) Granting Administrative Expense Priority Status to Postpetition Intercompany Claims Against the Debtors; (III) Waiving Strict Compliance With 11 U.S.C. § 345(B) and Certain Operating Guidelines, as Applicable; and (IV) Granting Related Relief [Docket No. 297] entered by the Bankruptcy Court on April 23, 2025.

“Cash Operating Disbursements” means cash operating disbursements of Borrowers.

“Cash Receipts” means the cash receipts of Borrowers.

“Cash Reserve” has the meaning set forth in the Final Order.

“Change of Control” means except with respect to the consummation of an Acceptable Plan or an Acceptable Sale, the acquisition, through purchase or otherwise (including the agreement to act in concert without anything more), by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), after the date of this Agreement, of (i) the beneficial ownership, directly or indirectly, of 50% or more of the voting equity interests of Holdings or (ii) all or substantially all of the assets of the Borrowers, taken as a whole, except as permitted in this Agreement.

“Chapter 11 Case” and “Chapter 11 Cases” have the meanings set forth in the recitals to this Agreement.

“Chief Restructuring Officer” or “CRO” means Matthew Kvarda, Managing Director of Alvarez and Marsal North America, LLC, in his capacity as chief restructuring officer of Holdings and the other debtors and debtors in possession in the Chapter 11 Cases or any replacement agreed to Lender (such agreement not to be unreasonably withheld, conditioned or delayed).

“Collateral” means, collectively, each Borrower’s right, title, and interest in, to and under all of such Borrower’s personal property and other assets, in each case, whether now owned or existing or hereafter acquired, created or arising, whether arising before or after the Petition Date, and wherever located, including, without limitation, the following: (a) all contracts, contract rights, licenses, general intangibles, instruments, equipment, accounts, documents, goods, inventory, fixtures, documents, cash, cash equivalents, accounts receivables, chattel paper, letters of credit and letter of credit rights, investment property (including, without limitation, all equity interests owned by such Borrower in its current and future subsidiaries), commercial tort claims, arbitration awards, money, insurance, receivables, receivables records, deposit accounts, collateral support, supporting obligations and instruments, fixtures, all interests in leaseholds and real properties, all patents, copyrights, trademarks (but excluding trademark applications filed in the United States Patent and Trademark Office on the basis of the applicant’s intent-to-use such trademark unless and until evidence of use of the trademark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to section 1(c) or section 1(d) of the Lanham Act (15 U.S.C. §1051 et seq.)), all trade names and other intellectual property (whether such intellectual property is registered in the United States or in any foreign jurisdiction), together with all books and records relating to the foregoing, all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (as such terms are defined in the Uniform Commercial Code as in effect from time to time in the State of New York), (b) all causes of actions under section 549 of the Bankruptcy Code to recover any postpetition transfer of Collateral and any proceeds thereof, and (b) all Avoidance Actions; provided, however, that the “Collateral” (i) shall not include the Specified Insider Claims but (ii) shall include the proceeds of Specified Insider Claims; provided, further, that the “Collateral” shall not include any cash deposited in the Deposit Escrow Account except cash that Borrowers are entitled to retain under a bidding procedures order or any other final order of the Bankruptcy Court.

“Commitment Fee” means the fee equal to two percent (2.00%) of the principal amount of the Commitments, which fee was fully earned and non-refundable, and approved on a final basis, upon entry of the Approval Order and indefeasibly paid in full in cash by the applicable Debtors pursuant thereto.

“Commitments” means the commitments of Lender (including the Interim Term Loan Commitment and the Delayed Draw Term Loan Commitment) to fund the Loans hereunder. The aggregate amount of Lender’s Commitments is the principal amount of up to thirty-five million Dollars ($35,000,000), subject to the terms of this Agreement, the Final Order, and the other Loan Documents.

“Committee” means the statutory committee of unsecured creditors appointed by the United States Trustee in relation to the Chapter 11 Cases, if any.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the Authorized Person of Borrowers to Lender.

“Daily Balance” means, as of any date of determination and with respect to any fixed monetary Obligations, the amount of such Obligations owed at the end of such day.

“Debtor” or “Debtors” means, as applicable, each debtor, or all debtors, in the Chapter 11 Cases in their respective capacity as a debtor and debtor in possession.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.4(b).

“Delayed Draw Term Loan” has the meaning set forth in the recitals to this Agreement.

“Delayed Draw Term Loan Commitment” means the commitment of Lender to fund Advances under the Delayed Draw Term Loan in an aggregate principal amount of twenty-five million Dollars ($25,000,000), subject to the terms of this Agreement, the Final Order, and the other Loan Documents.

“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Borrowers and Lender that (a) is entered into among Lender, the financial institution or other person at which such Deposit Account is maintained, and such Borrower maintaining such Deposit Account, and (b) is effective for Lender to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Deposit Account.

“Deposit Escrow Account” means any escrow account established in connection with a purchase agreement entered into between Borrowers and any potential purchaser of all or substantially all of Borrowers’ assets pursuant to a bidding procedures order of the Bankruptcy Court.

“Designated Account” means the Deposit Account of Borrowers at the Designated Account Bank identified on Schedule D-1, which shall be an account existing within Borrowers’ cash-management system as of the Petition Date.

“Designated Account Bank” has the meaning set forth in Schedule D-1.

“DIP Orders” means the Approval Order and the Final Order, each as applicable.

“DIP Termination Declaration Date” has the meaning set forth in the Final Order.

“Dollars” or “$” means United States dollars.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial, or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party relating to or arising out of violations of Environmental Laws or releases of Hazardous Materials (a) from any Collateral, (b) from adjoining properties or businesses of any real properties that constitute Collateral, or (c) from or onto any facilities, with respect to the Collateral, which received Hazardous Materials generated by Borrowers.

“Environmental Law” means any applicable federal, state, provincial, foreign, or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, in each case, to the extent binding on Borrowers, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Event of Default” has the meaning set forth in Section 8.1.

“Exit Fee” means the fee equal to the sum of, without duplication, (a) following entry of the Final Order, four percent (4.00%) of the Interim Amount, and (b) following the Bankruptcy Court’s approval and the execution and delivery of an Acceptable Stalking Horse Purchase Agreement, four percent (4.00%) of the Delayed Draw Term Loan Commitment, which with respect to (a) the Exit Fee related to the Interim Amount shall be fully earned, non-refundable, and allowed upon the entry of the Final Order and (b) the Exit Fee related to the Delayed Draw Term Loan Commitment shall be fully earned, non-refundable, and allowed upon entry of the Final Order and Bankruptcy Court approval and the execution and delivery of an Acceptable Stalking Horse Purchase Agreement.

“Facility” has the meaning set forth in the recitals to this Agreement.

“Fees” means all fees due to Lender under this Agreement, any Loan Document, or the DIP Orders, including, but not limited to, the Commitment Fee, the Work Fee, and the Exit Fee.

“Final Order” means a final order of the Bankruptcy Court authorizing and approving Borrowers’ entry into this Agreement and the other Loan Documents and with such modifications as are necessary to convert the Term Sheet into a financing order, in form and substance reasonably satisfactory to Lender on a final basis and entered at or following a final hearing.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Indebtedness” means (a) all obligations for borrowed money, including, without limitation, the Obligations, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all payment obligations to pay the deferred purchase price of assets (other than trade payables incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices), (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person, (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing products, or (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning set forth in Section 10.3.

“Indemnified Person” has the meaning set forth in Section 10.3.

“Information” has the meaning set forth in Section 16.

“Initial Advance” means the funding of the first Advance under this Agreement (i.e., the Interim Term Loan or the applicable portion of the Interim Amount).

“Interim Amount” means ten million Dollars ($10,000,000), which will be made available to be drawn by Borrowers pursuant to the terms and conditions of the this Agreement and the Final Order.

“Interim Term Loan” has the meaning set forth in the recitals to this Agreement.

“Interim Term Loan Commitment” means the commitment of Lender to fund an Advance under the Interim Term Loan in an aggregate principal amount of ten million Dollars ($10,000,000), subject to the terms of this Agreement, the Final Order, and the other Loan Documents.

“JPM” means JPMorgan Chase Bank, N.A.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all of its reasonable and documented out-of-pocket costs and expenses (a) incurred in connection with the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification hereto or thereto, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of Norton Rose Fulbright LLP, as counsel to Lender (plus one firm of local counsel to the Lender per material jurisdiction as may be reasonably necessary) and (b) incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in clause (b) (including all such reasonable costs and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning Borrowers (including the Chapter 11 Cases) or in exercising rights or remedies under the Loan Documents), including the documented fees and disbursements of Norton Rose Fulbright LLP, as counsel to Lender and, if necessary, a single firm of local counsel per material jurisdiction Lender as may reasonably be necessary.

“Lender Related Person” means Lender, together with its officers, directors, employees, attorneys, representatives, and agents.

“Lender’s Liens” means the Liens granted by Borrowers in and to the Collateral in favor of Lender.

“Lien” means any pledge, hypothecation, assignment (which is intended as security), charge, deposit arrangement (which is intended as security), encumbrance, easement, lien (statutory or other), mortgage, security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever (which is intended as security), including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease, and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” means the loan accounts maintained by Lender in the name of Borrowers in which shall be recorded the date and amount of each Loan made by Lender and the amount of each payment in respect thereof.

“Loan Documents” means this Agreement, DIP Orders, the Additional Documents, and any other notes, account control agreements, financing statements, or security agreements executed by Borrowers in connection with this Agreement in favor of Lender, any other agreement entered into, now or in the future, by Borrowers and Lender in connection with this Agreement and designated a Loan Document, and all amendments, modifications, renewals, substitutions, and replacements of any of the foregoing; provided that, for the avoidance of doubt, all Loan Documents shall be in form and substance reasonably satisfactory to Borrowers and Lender.

“Loans” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Change” means (a) a material adverse effect on the business, operations, properties, assets, performance, or financial condition of the Borrowers taken as a whole; (b) a material adverse effect on the validity or enforceability of, or the rights, remedies or benefits available to Lender; or (c) a material adverse effect on the ability of the Borrowers to perform their obligations under any Loan Documents, in each case, excluding (i) any matters publicly disclosed prior to the Petition Date, (ii) any matters known by Lender or its counsel as of the date of the execution of the Term Sheet and (iii) any matters related to or arising from the commencement of the Chapter 11 Cases.

“Material Contract” means each contract or agreement to which any Borrower is party as to which the breach, nonperformance, cancellation, termination, loss, expiration, or failure to renew by any party thereto that has resulted in, or would reasonably be expected to result in, a Material Adverse Change.

“Maturity Date” means the earliest of (a) September 30, 2025; (b) the effective date of any chapter 11 plan with respect to the Borrowers; (c) the consummation of any sale or other disposition of all or substantially all of the assets of the Borrowers pursuant to section 363 of the Bankruptcy Code; (d) the date of the acceleration of the Loans and the termination of the Commitments following the occurrence and during the continuation of an Event of Default in accordance with this Agreement; and (e) dismissal of any Chapter 11 Case or conversion of any Chapter 11 Case into a case under chapter 7 of the Bankruptcy Code.

“Motion” means the Debtors’ Motion for Entry of (I) an Order Authorizing (A) Entry Into and Performance Under the Binding DIP Term Sheet, Including Payment of the Commitment Fee and Work Fee Thereunder, and (B) Granting Related Relief and (II) an Order (A) Authorizing the Debtors to Obtain Postpetition Financing, Grant Liens, and Provide Superpriority Administrative Expense Claims, (B) Modifying the Automatic Stay, and (C) Granting Related Relief [Docket No. 28] filed on March 24, 2025 in the Chapter 11 Cases.

“Net Cash Proceeds” means with respect to any sale or disposition of the Collateral, in whole or in part, by any Person, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person, in connection therewith, after deducting therefrom only (a) fees, commissions, and expenses related thereto and required to be paid in connection with such sale or disposition, and (b) taxes paid or payable to any taxing authorities in connection with such sale or disposition, in each case, only to the extent, that the amounts so deducted are properly attributable to such transaction.

“Net Operating Disbursement Variance” means the numerical difference between “net operating cash flow” (such terms reflecting those line items illustrated in the Approved Budget) for such period to “net operating cash flow” for such period as set forth in the Approved Budget on a cumulative four-week rolling basis, and to the extent the difference is a positive number, the percentage such difference is of the cumulative budgeted amount for such period.

“Obligations” means all loans, including, without limitation, the Loans, the Advances, debts, principal, interest, contingent reimbursement or indemnification obligations, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), Fees (including the Commitment Fee, the Work Fee, and the Exit Fee), Lender Expenses, premiums, costs, expenses, and indemnities, whether primary, secondary, direct, indirect, absolute, or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise, guaranties, covenants, and duties of any kind and description owing by Borrowers to Lender pursuant to or evidenced by the Loan Documents and/or pursuant to or in connection with any one or more documents, instruments, or agreements described in clause (i) of the definition of Lender Expenses and, in each case, irrespective of whether for the payment of money, of Borrowers to Lender under the Loan Documents and the Final Order, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise in connection with the Loan Documents including, without limitation, in connection with the collection or enforcement of or preservation of rights of Lender under the Loan Documents.

“Ordinary Course” and “Ordinary Course of Business” shall mean, in respect of any Person, the ordinary course and reasonable requirements of such Person’s business, as conducted in accordance with past practices, and undertaken in good faith except as such conduct has been changed resulting from the filing of the Chapter 11 Cases.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership; (c) for any limited liability company, the operating agreement or limited liability company agreement and articles or certificate of formation or organization and all applicable resolutions of any managing member of such limited liability company; and (d) any agreement between a Borrower and its shareholders, members, partners or its equity owners, or among any of the foregoing relating to the governance of such Borrower.

“Payment Account” means the Deposit Account of Lender identified on Schedule A-2, or otherwise identified to the Borrowers in writing by Lender.

“Permits” means any license, lease, power, permit, franchise, certificate, authorization, or approval issued by a Governmental Authority.

“Permitted Indebtedness” has the meaning set forth in Section 6.1.

“Permitted Liens” means:

(a) all Liens created by the Loan Documents and the Final Order (including the Carve-Out);

(b) Liens for taxes that are not delinquent or thereafter payable and that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with generally accepted accounting principles as in effect from time to time and any other taxes to the extent not required to be paid not required to be paid pursuant to Section 5.5;

(c) statutory or common law liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other like liens imposed by law or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business;

(d) (i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by the Employee Retirement Income Security Act of 1974, and (ii) pledges and deposits of cash securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower;

(e) liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment;

(f) non-exclusive licenses and sublicenses of intellectual property and other assets entered into in the Ordinary Course of Business that does not materially interfere with the ordinary conduct of the business of the Borrowers, individually, or taken as a whole;

(g) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions incurred in connection with the maintenance of such deposits in the Ordinary Course of Business in connection with the issuance or repayment of indebtedness;

(h) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrowers, individually, or taken as a whole;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds thereof and (ii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets and the proceeds thereof) other than the assets subject to, or acquired, constructed, repaired or improved with the proceeds of such Indebtedness; provided that, in each case, individual financings provided by one lender may be cross collateralized to other financings provided by such lender or its Affiliates;

(j) any other interest or title (and any encumbrances on such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or subleases (other than capitalized leases) or licenses or sublicenses, in each case entered into by a Borrower in the Ordinary Course of Business;

(k) Permitted Prior Liens; and

(l) Permitted Senior Lien.

“Permitted Prior Liens” means the following liens, in an aggregate amount, taken together, not to exceed $250,000:

(a) the “Existing Liens” set forth on Schedule 1 to the Term Sheet;

(b) statutory or common law liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business for amounts not overdue; or

(c) liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment.

“Permitted Protest” means the right of any Borrower to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided, that (a) a reserve with respect to such obligation is established on such Borrower’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower in good faith, and (c) Lender is satisfied in its reasonable discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.

“Permitted Senior Lien” means the security interest in and right of set-off granted to JPM in all of 23andMe’s right, title and interest in and to all deposits, and any renewals thereof, additions thereto and substitutions therefor, in the collateral account ending in x1733 held at JPM and designated under that certain Assignment of Deposits, dated as of March 11, 2019 as between 23andMe and JPM, together with all monies, proceeds, interest or sums credited from time to time thereto or due or to become due thereon or therefrom.

“Permitted Transfers” means (a) dispositions of inventory and other assets in the Ordinary Course of Business, (b) sale of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrowers, no longer economically practicable to maintain or useful in the Ordinary Course of Business, (c) dispositions of accounts receivable in connection with the collection or compromise thereof, (d) non-exclusive licenses and sublicenses of intellectual property and other assets entered into in the Ordinary Course of Business, (e) the sale or disposition of cash equivalents for fair market value and in a manner that is not otherwise prohibited by this Agreement or the Loan Documents, (f) the abandonment, transfer, cancellation or lapse of immaterial intellectual property that is, no longer economically practicable to maintain or useful in the Ordinary Course of Business, (g) dispositions among Borrowers and (h) any other dispositions set forth in the Approved Budget.

“Permitted Variance” means a Net Operating Disbursement Variance of no more than twenty percent (20.00%), which variance shall be tested on a four (4) week cumulative basis, as opposed to a line-by-line, basis; provided that, for the avoidance of doubt, the calculation of any aforementioned Permitted Variance shall exclude any disbursements in connection with professional fees of Borrowers, fees of the U.S. Trustee, Lender Expenses, interest, Fees, all direct costs and budgeted professional fees associated with the Chapter 11 Cases and any other amounts payable hereunder or any Loan Document.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business or statutory trust, or other organization, irrespective of whether constituting a separate legal entity, and governments and agencies and political subdivisions thereof.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Post-Carve Out Trigger Notice Cap” has the meaning set forth in the Final Order

“Professional Fees” means all unpaid fees and expenses incurred by persons or firms retained by (a) the Borrowers pursuant to Sections 327, 328, 329, 330, 331, 363, or 503(b)(4) of the Bankruptcy Code; or (b) the Committee pursuant to Sections 328 or 1103 of the Bankruptcy Code; provided that, to the extent that any amount of the foregoing compensation or reimbursement is denied or reduced by the Bankruptcy Court or any other court of competent jurisdiction, such amount shall no longer constitute Professional Fees.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Remedies Notice” has the meaning set forth in the Final Order.

“Required Lien Priority” means, with respect to any Lien on the Collateral in favor of Lender, the priority set forth in the Final Order.

“Restricted Use” means the use of Loans, Collateral, or the proceeds of the foregoing:

(a) in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings, litigation, challenge, objection, or other proceeding:

(i) against Lender, or its respective predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors, or any action purporting to do the foregoing in respect of the Obligations, Lender’s Liens, or Superpriority Claims; or

(ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the Obligations and/or the liens, claims, rights, or security interests granted under the Final Order, the Loan Documents, including, in each case, without limitation, for lender liability or pursuant to Section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law, or otherwise;

(b) to prevent, hinder, or otherwise delay Lender’s enforcement or realization on the Obligations, the Collateral, and the liens, claims, and rights granted to such parties under the Final Order, each in accordance with the Loan Documents and the Final Order, as applicable; provided, however, that this shall not apply to a challenge to whether an Event of Default has occurred or is continuing in accordance with the Final Order and/or the propriety of Lender’s termination and/or acceleration of the Obligations or calculation of the amounts owed thereunder;

(c) to seek to modify any of the rights and remedies granted to Lender under the Final Order (other than with the consents contemplated thereunder), or the Loan Documents, as applicable; or

(d) to apply to the Bankruptcy Court for authority to approve superpriority claims or grant liens (other than the Carve-Out and liens permitted, if any, pursuant to the Loan Documents) or security interests in the Collateral or any portion thereof that are senior to, or on parity with, the Lender’s Liens, Superpriority Claims, unless permitted under the Loan Documents or unless all Obligations and claims granted to Lender under the Final Order have been refinanced with Lender’s consent or paid in full in cash or otherwise agreed to in writing by Lender.

“Sale” means one or more sale(s) or transaction(s) that, when taken together, result in the sale of all or substantially all of the assets of any Borrower or any other Borrower to any party, including Lender or any of its Affiliates, pursuant to an Acceptable Sale or pursuant to an Acceptable Plan.

“Sale Order” means each order or proposed order approving an Acceptable Sale or any other sale of a Borrower’s assets pursuant to Section 363 of the Bankruptcy Code or otherwise, which order shall be in form and substance satisfactory to Lender.

“Schedules” means those certain schedules annexed hereto and made a part hereof.

“Security Documents” means (a) all UCC financing statements, or amendments or continuations thereof, and (b) all other security agreements, Deposit Account Control Agreements, documents or filings in connection with the perfection of the Liens granted or pledged pursuant to the terms of this Agreement, any other Loan Document or the Final Order, as same may be amended, modified, restated or supplemented from time to time.

“Site Lease” means a lease pursuant to which each location operated by a Borrower or a Subsidiary of a Borrower has been leased to such Person.

“Specified Insider Claims” has the meaning set forth in the Final Order.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, governors, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Superpriority Claims” means the “DIP Superpriority Claims” as that term is defined in the Final Order.

“Term Sheet” means that certain term sheet, together with the exhibits and schedules thereto, attached as Exhibit A to the Approval Order. For the Parties’ convenience, a true and correct copy of the Term Sheet is attached hereto as Exhibit E.

“Trigger Date” has the meaning set forth in the Final Order.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection, or non-perfection or priority.

“United States” means the United States of America.

“Variance Report” has the meaning set forth in Section 5.2(c).

“Waiting Period” has the meaning set forth in the Final Order.

“Work Fee” means the fee in the amount of $100,000, which fee was fully earned and non-refundable, and approved on a final basis, upon entry of the Approval Order and such fee was indefeasibly paid in full in cash by the applicable Debtors pursuant thereto.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that, if Borrowers notify Lender that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrowers that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Lender and Borrowers hereby agree that they will negotiate, in good faith, amendments to the provisions of this Agreement that are directly affected by such change in GAAP with the intent of having the respective positions of Lender and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers on a consolidated basis, unless the context clearly requires otherwise.

1.3 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4 Construction. Unless the context of this Agreement or the Loan Documents clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except as otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or the Loan Documents refer to this Agreement or such other Loan Document, as the case may be, as a whole, and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full (or any correlative phrase) of the Obligations shall mean the irrevocable and indefeasible payment in full in cash of all Obligations, other than continuing indemnification and expense reimbursement obligations for which no claim or demand has been asserted, and all Commitments shall have irrevocably, permanently and finally expired or shall have been terminated, cancelled and discharged. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein or in any Loan Document shall be satisfied by the transmission of a Record.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Agreement to Lend; Delayed Draw; Security Documents; and Loan Documents.

(a) Subject to the terms and conditions of the Final Order, this Agreement, and the satisfaction or waiver of the conditions precedent in Sections 3.1, 3.2 and 3.3, as applicable, Lender agrees to fund under the Loans (each, an “Advance” and collectively, the “Advances”) to the Borrower Representative in the aggregate amount up to (i) following entry of the Final Order, the Interim Term Loan Commitment (the funding of which, for the avoidance of doubt, shall only be subject to conditions precedent in Section 3.3), and (ii) following the Bankruptcy Court’s approval and the execution and delivery of an Acceptable Stalking Horse Purchase Agreement, the Delayed Draw Term Loan Commitment; provided that in no event shall the outstanding Loans exceed the Commitments. Each Advance shall be made in an aggregate minimum amount of $2,000,000 (and multiples of $500,000 in excess thereof) upon three (3) business days’ written notice (or such lesser notice as agreed by Lender in its sole discretion), up to the aggregate amount of the undrawn Commitments at any time prior to three (3) business days before the Maturity Date.

(b) Notwithstanding clause (a) above, so long as there is availability under the Delayed Draw Term Loan Commitment, the Borrower Representative shall be permitted to request one or more Advances (or portions thereof), and Lender shall fund any such Advance (or portion thereof) (each, a “Carve-Out Advance”), in an aggregate amount of up to the Carve-Out Cap, less any amounts maintained in the Carve-Out Account, all in accordance with the Final Order. Any Carve-Out Trigger Notice shall be deemed a consent by Lender to the Borrowers depositing Cash Collateral or proceeds of the Carve-Out Advances into such account in an amount not to exceed the Carve-Out Cap less the existing balance in such account, if any; provided, however, that notwithstanding Lender’s agreement to fund any Carve-Out Advance in accordance with the terms of this Agreement and the Final Order, nothing herein shall create any obligation on the part of Lender to satisfy any allowed Professional Fees, which allowed Professional Fees shall remain the sole obligation of the Borrowers, and the Lender shall not be obligated to lend more than the Commitments.

(c) Each Advance (other than a Carve-Out Advance) hereunder is subject to the satisfaction or waiver of the conditions precedent the Final Order and in Sections 3.1, 3.2 and 3.3, as applicable. Each Advance shall permanently decrease the Commitments, and any Loans, or portion thereof, that are repaid or prepaid (whether as an optional prepayment or a mandatory prepayment) cannot be reborrowed.

(d) The Loans shall be secured by the Collateral as set forth in this Agreement, the Final Order, and the other Loan Documents.

(e) Borrowers promise to indefeasibly pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full in cash (including, as applicable, the Commitment Fee and the Exit Fee) on or before the Maturity Date.

2.2 Borrowing Procedures. Each Advance under Section 2.1(a) shall be made by a written request substantially in the form of the Borrowing Notice attached hereto as Exhibit D (each such written request, a “Borrowing Notice”) executed by an Authorized Person of the Borrower Representative, accompanied by a Compliance Certificate, and delivered to Lender no later than three (3) Business Days prior to the requested funding date in the case of each Advance (or such shorter period as Lender may permit in its sole discretion), but in no event later than three (3) Business Days before the Maturity Date; provided that, (a) the Borrower Representative shall submit such requests only after entry of the Final Order, and (b) the aggregate amount of all such Advances, including any Carve-Out Advance, shall not exceed the Commitments. Upon satisfaction or waiver by Lender (in its sole discretion) of the conditions precedent set forth herein, Lender shall fund the Advance to the Borrower Representative on the requested funding date by causing the principal amount of the relevant Advance to be credited to the Designated Account.

2.3 Payments; Reductions of the Commitments; Prepayments.

(a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to the Payment Account for the account of Lender and shall be made in immediately available funds, no later than 4:00 p.m. (Prevailing Eastern time) on the dates set forth in this Section 2.3. Any payment received by Lender later than 4:00 p.m. (Prevailing Eastern time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Application of Payments and Proceeds. Subject to Section 7.3, all payments remitted to Lender and all proceeds of the Collateral received by Lender shall be applied as follows (unless otherwise directed by Lender):

(i) first, to pay any Lender Expenses (including reasonable and documented cost or expense reimbursements, such as reasonable and documented attorneys’ fees) then owed to Lender or any Lender Related Person in accordance with the Final Order, or indemnities then due to Lender under the Loan Documents, until indefeasibly paid in full in cash;

(ii) second, to pay any Fees then due to Lender under the Loan Documents until indefeasibly paid in full in cash;

(iii) third, to pay interest due in respect of the Loans until indefeasibly paid in full in cash;

(iv) fourth, to pay the principal of all Loans until indefeasibly paid in full in cash;

(v) fifth, to pay any other Obligations until indefeasibly paid in full in cash; and

(vi) sixth, to Borrowers (to be wired to the Designated Account) or as otherwise required by applicable law.

In the event of a direct conflict between the priority provisions of this Section 2.3(b) and any other provision contained in any Loan Document (except for the Final Order), it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(b) shall control and govern. Notwithstanding the foregoing, to the extent there is any conflict between any provisions of the Final Order and this Agreement or any Loan Document, the Final Order shall control and govern.

(c) Optional Prepayments. Upon notice to Lender, Borrowers may prepay any Loan, in whole or in part, at any time without premium or penalty; provided, that (i) the aggregate principal amount being prepaid shall be an amount not less than two million Dollars ($2,000,000) (and multiples of $500,000 in excess thereof) unless such lower amount being prepaid represents the balance outstanding under this Agreement; (ii) such prepayment includes the ratable portion of the Exit Fee due thereon, which shall be due and payable on the date of such voluntary prepayment, and (iii) any such prepayments under this Section 2.3(c) shall be applied in the order set forth in Section 2.3(b).

(d) Mandatory Prepayments.

(i) Dispositions. To the extent an Advance has been made hereunder, and subject to the Final Order and any applicable Sale Order, within two (2) Business Days of the date of receipt by any Borrower or any of its Subsidiaries of the Net Cash Proceeds of any disposition (whether through a voluntary or involuntary sale, the loss, destruction, or damage thereof or any actual condemnation, confiscation, requisition, seizure, or taking thereof or otherwise) of Collateral (other than the disposition of Collateral in the Ordinary Course), such Borrower shall prepay such portion of the outstanding amount of the Obligations in accordance with Section 2.3(b) in an amount equal to 100% of the Net Cash Proceeds (including insurance proceeds, condemnation awards, and payments in lieu thereof) received in connection with such sales or dispositions, plus the accrued interest as applied to the amount of such prepayment. Nothing contained in this Section 2.3(d)(i) shall permit Borrowers to sell any Collateral other than in accordance with Section 6.4. In no event shall any amount paid to Lender under this Section 2.3(d)(i) exceed the outstanding amount of the Obligations.

(ii) Indebtedness. To the extent an Advance has been made hereunder, within two (2) Business Days of the date on which any Borrower or any of its Subsidiaries receives proceeds of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(b) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with the incurrence of such Indebtedness plus the accrued interest as applied to the principal amount of such prepayment. The provisions of this Section 2.3(d)(ii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

2.4 Interest Rates and Rates, Payments and Calculations.

(a) Interest Rate. Except as provided in Section 2.4(b), all Advances shall bear interest on the Daily Balance thereof at a rate equal to fourteen percent (14.0%) per annum. For the purpose of calculating interest, the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to two percent (2.0%) plus the then applicable interest rate (the “Default Rate”) upon notice from Lender of its election to impose interest at the Default Rate. Any such notice may impose interest at the Default Rate retroactively to the date of the occurrence of the related Event of Default. For the purpose of calculating interest under this Section 2.4(b), the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder.

(c) Payment. Except to the extent provided to the contrary herein or as provided for in the Final Order, interest, all Fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Expenses payable hereunder or under any of the other Loan Document shall be due and payable in cash, in arrears, on the first (1st) day of each month at any time that Obligations or the Loans are outstanding and shall be paid to the Payment Account. Borrowers hereby agree that Lender has all rights of setoff and bankers’ lien provided by applicable law on account of any accounts maintained at Lender. Subject to the Final Order and without affecting Borrowers’ continuing obligation to pay all Obligations hereunder when due, in the event that any amounts are due hereunder and remain unpaid when due (with any such failure constituting an Event of Default hereunder), Borrowers shall be deemed to have made a request for an Advance in such amount and Lender shall charge the Loan Account in an amount equal to the aggregate principal amount of such Advance and thereafter such Advance shall constitute Obligations hereunder and shall accrue interest at the rate then applicable to Obligations (including the Default Rate) until the indefeasible payment in full in cash of all Obligations.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5 Crediting Payments; Clearance Charge. The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Payment Account on a Business Day on or before 4:00 p.m. (Prevailing Eastern time). If any payment item is received into the Payment Account on a non-Business Day or after 4:00 p.m. (Prevailing Eastern time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.6 Designated Account. Borrowers hereby agree to maintain the Designated Account with the Designated Account Bank and to receive the proceeds of the Advances requested by Borrowers and made by Lender hereunder in such Designated Account.

2.7 Statements of Obligations. Lender shall maintain true, correct, and complete electronic or written records evidencing the Indebtedness and other Obligations owed by Borrowers to Lender, in which Lender will record in the Loan Account (a) the amount of all Advances made under this Agreement, (b) the amount of any principal or interest due and payable or to become due and payable from Borrowers to Lender under this Agreement, and (c) all amounts received by Lender under this Agreement from Borrowers.

2.8 Fees.

(a) Commitment Fee and Work Fee. Following the entry of the Approval Order, Borrowers paid to Lender the Commitment Fee and the Work Fee in full in cash.

(b) Exit Fee. The Exit Fee shall be due and payable upon the earliest of (i) the Maturity Date, (ii) payment in full of the Loans, and (iii) on a pro rata basis for any voluntary prepayment of the Loans; provided, however, that, if the Maturity Date has occurred solely as a result of the occurrence and continuation of an Event of Default under this Agreement or any other Loan Document, then the Exit Fee shall not be payable until the Obligations have been accelerated by the Lender.

Except as otherwise expressly set forth herein, in the Final Order, or in any of the other Loan Documents, the Fees payable to Lender under this Agreement, the DIP Orders, or any of the other Loan Documents shall not be subject to proration and shall be non-refundable and non-avoidable obligations of the Borrowers and shall be paid by Borrowers in full in cash, or deducted from the applicable Advance, as the case may be.

2.9 Borrower Representative; Assumptions. As of the Effective Date, Holdings (a) is hereby designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (b) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Borrowing Notices, delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents. Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Effective Date. The effectiveness of this Agreement and the agreements of Lender hereunder shall be subject to the satisfaction of the conditions set forth below (unless waived in writing by Lender in its sole discretion):

(a) The parties shall have executed and delivered this Agreement and all other documents required by Lender as a condition to the Effective Date and in connection with the transactions contemplated by this Agreement and shall be in form and substance satisfactory to Lender.

(b) Lender shall have received evidence satisfactory to Lender that all Uniform Commercial Code financing statements necessary, or, in the opinion of the Lender, desirable to provide Lender with a valid, perfected priming security interest in the Collateral pledged by the Borrowers have been filed or will be filed by Lender promptly upon the Effective Date.

(c) The Bankruptcy Court shall have entered the Final Order not later than April 25, 2025, in form and substance satisfactory to Lender in its reasonable discretion and no order shall have been entered reversing, amending, staying, vacating, terminating or otherwise modifying the Final Order or any material provision thereof in any manner without Lender’s prior written consent. Borrowers and Lender shall be entitled to rely in good faith upon the Final Order and shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objections thereto, unless the relevant order has been stayed by a court of competent jurisdiction.

(d) [Reserved.]

(e) Lender shall have received from Borrowers an Approved Budget, acceptable to Lender in its sole discretion, attached hereto as Exhibit B.

(f) [Reserved].

(g) Each Borrower shall be a debtor and debtor in possession in the Chapter 11 Cases.

(h) All accrued and unpaid Lender Expenses for which invoices have been presented (and such invoices shall contain information only to the extent required by Paragraph 26 of the Final Order), required to be paid on or before the Effective Date, if any, shall have been paid.

(i) The following statements shall be true and correct: (i) the representations and warranties of the Borrowers contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would immediately result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

3.2 Conditions Precedent to All Advances. In addition to the conditions set forth in Section 3.1 above, subject to Section 2.1(c), Lender shall not be required to fund any Loans or fund any Advances (other than the Advance of the Interim Amount, which shall be governed by Section 3.3) unless and until all of the conditions set forth below shall have been satisfied or waived in writing by Lender in its sole discretion; provided that clauses (a) and (b)(i) and (ii) below must be satisfied as determined by Lender in its sole discretion for any Advances to be made under any circumstances:

(a) No order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner the DIP Orders or any provision thereof; provided that any amendment or modification of the DIP Orders approved by Lender shall not preclude satisfaction of this condition.

(b) (i) No trustee, examiner, or receiver shall have been appointed or designated with respect to the Borrowers’ business, properties or assets and no motion shall be pending seeking similar relief or any other relief, which, if granted, would result in a person other than the Borrowers exercising control over their assets, and (ii) no Person other than the Borrowers shall have been granted control over the Collateral by the Bankruptcy Court in any Chapter 11 Case.

(c) The representations and warranties of Borrowers contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

(d) No Default or Event of Default under any of the Loan Documents (including a default or the occurrence of the DIP Termination Declaration Date under the Final Order) shall have occurred and be continuing on the date of such Advance, nor shall either result from the making thereof.

(e) No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrowers or Lender.

(f) No action, proceeding, investigation, regulation, or legislation shall have been instituted or threatened before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby and thereby and which, in Lender’s reasonable judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents; provided that any objection to a Sale made by a Governmental Agency shall not preclude the satisfaction of this condition unless such objection is sustained or otherwise resolved in a manner adverse to Lender’s rights under the DIP Orders.

(g) The Borrowers shall be in compliance in all material respects with the Loan Documents (including the DIP Orders).

(h) Lender shall have received a fully executed and delivered Borrowing Notice and Compliance Certificate from Borrowers in accordance with Section 2.2.

(i) Lender shall have received in advance, or will receive from the proceeds of such Advance, (i) all Fees required to be paid upon or before the date of any such Advance, and (ii) all Lender Expenses (including the fees and expenses of legal counsel) for which invoices have been presented before any such Advance, subject in all respects to the Final Order. All such amounts shall be reflected in the funding instructions annexed to the relevant Borrowing Notice delivered in accordance with Section 2.2.

(j) Since the Petition Date, there shall not have occurred any event, condition, circumstance or contingency that, individually or in the aggregate, that has resulted in, or would reasonably be expected to result in, a Material Adverse Change.

(k) The Bankruptcy Court shall have entered an order authorizing and approving an Acceptable Stalking Horse Agreement on or before May 7, 2025.

(l) Lender shall have received from the Borrowers an updated Approved Budget (acceptable to Lender in its sole discretion) to the extent required to be delivered by Section 5.2(b) on or before the making of such Advance, which such updated Approved Budget shall be subject to Section 5.2(b) and the Final Order.

3.3 Conditions Precedent to of the Advance of the Interim Amount. In addition to the conditions set forth in Section 3.1 above, subject to Section 2.1(c), Lender shall not be required to fund any Loans or fund any Advances in respect of the Interim Amount unless and until all of the conditions set forth below shall have been satisfied or waived in writing by Lender in its sole discretion:

(a) No order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner the DIP Orders or any provision thereof provided that any amendment or modification of the DIP Orders approved by Lender shall not preclude satisfaction of this condition.

(b) The representations and warranties of Borrowers contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

(c) No Default or Event of Default under any of the Loan Documents (including any default or the occurrence of the DIP Termination Declaration Date under the Final Order) shall have occurred and be continuing on the date of such Advance, nor shall either result from the making thereof.

(d) The Borrowers shall be in compliance in all material respects with the Loan Documents (including the DIP Orders).

(e) Lender shall have received a fully executed and delivered Borrowing Notice and Compliance Certificate from Borrowers in accordance with Section 2.2.

(f) Lender shall have received in advance, or will receive from the proceeds of such Advance, (i) all Fees required to be paid upon or before the date of any such Advance, and (ii) all Lender Expenses (including the fees and expenses of legal counsel) for which invoices have been presented before any such Advance, subject in all respects to the Final Order. All such amounts shall be reflected in the funding instructions annexed to the relevant Borrowing Notice delivered in accordance with Section 2.2.

(g) Since the Petition Date, there shall not have occurred any event, condition, circumstance or contingency that, individual or in the aggregate, that has resulted in, or would reasonably be expected to result in, a Material Adverse Change.

3.4 Maturity. This Agreement shall continue in full force and effect until the indefeasible payment in full in cash of the Obligations (other than continuing Obligations with respect to indemnification). All Obligations including, without limitation, the outstanding unpaid principal balance and all accrued and unpaid interest and all Fees (including, without limitation, the Exit Fee) on the Advances shall be due and payable on the Maturity Date.

3.5 Effect of Maturity. On the Maturity Date the obligation of the Lender to provide any additional credit or other accommodations under the Loan Documents shall automatically terminate and all Obligations (other than continuing Obligations with respect to indemnification) shall immediately become due and payable without notice or demand. No termination of the obligations of Lender (other than payment in full in cash of the Obligations and termination of the Commitments) shall relieve or discharge any Borrower of its duties, obligations, or covenants hereunder or under any Loan Document and Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations (other than continuing Obligations with respect to indemnification) have been indefeasibly paid in full in cash and the Commitments has been terminated. When all of the Obligations (other than continuing Obligations with respect to indemnification) have been indefeasibly paid in full in cash in immediately available funds and Lender has no further obligation hereunder to fund further Advances, Lender will, at the Borrowers’ expense, execute and deliver any payoff letters, termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary to evidence and confirm the repayment in full of the Obligations (other than continuing Obligations with respect to indemnification) and to release, as of record, Lender’s Liens and all notices of security interests and Liens previously filed by Lender with respect to the Obligations.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, each Borrower hereby makes the following representations and warranties to Lender. Each Borrower hereby further represents that such representations and warranties shall be true, correct, and complete, in all respects, as of the Effective Date, and shall be true, correct, and complete, in all respects, as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement until all Obligations have been indefeasibly paid in full in cash:

4.1 Due Organization and Qualification. Such Borrower (a) is duly formed and existing and in good standing under the laws of the jurisdiction of its formation, (b) where the ownership of Collateral requires such qualification, is qualified to do business in any state where the failure to be so qualified has resulted in, or would reasonably be expected to result in, a Material Adverse Change, and (c) subject to the Bankruptcy Court’s entry of the DIP Orders, and any limitation under the Bankruptcy Code or other debtor relief law, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Schedule 4.1(a) sets forth an organizational chart showing the complete and accurate ownership structure of the Borrowers as of the Effective Date.

4.2 Due Authorization. Subject to the Bankruptcy Court’s entry of the Final Order, the execution, delivery, and performance by such Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action on the part of such Borrower and, with respect to such Borrower.

4.3 Binding Obligations. Each Loan Document has been duly executed and delivered by each Borrower that is a party thereto and, subject to the entry of the DIP Orders, as applicable, is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.4 Title to Properties. Borrowers have (a) good, sufficient, and legal title to, and (b) good and marketable title to (in the case of personal property), all of Borrowers’ right, interest, and title in the Collateral, subject to Permitted Liens.

4.5 Jurisdiction of Formation; Location of Chief Executive Office; Organizational; Identification Number; Commercial Tort Claims.

(a) The name (within the meaning of Section 9-503 of the UCC), jurisdiction of organization, type of entity, direct equity owner and, to the extent required to be set forth in a financing statement under the UCC, organizational identification number (if any) of such Borrower is as set forth on Schedule 4.5 (as such Schedule may be updated from time to time by notice from such Borrower to Lender).

(b) A primary mailing address of such Borrower is located at the address indicated on Schedule 4.5 (as such Schedule may be updated from time to time by notice from such Borrower to Lender).

4.6 Litigation. Other than the Chapter 11 Cases and except as stayed by the filing of the Chapter 11 Cases, there are no actions, suits, proceedings, claims, or disputes pending or, to the actual knowledge of such Borrower, threatened in writing, at law, in equity, in arbitration, or before any Governmental Authority, by or against such Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby (other than objections or pleadings that may have been filed in the Chapter 11 Cases with respect to such Borrower seeking authorization to enter into the Loan Documents and incur the Obligations under this Agreement), or (b) except as set forth on Schedule 4.6, either individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Change. As of the Effective Date, but subject to any supplements as contemplated by Section 5.16, Schedule 4.6 sets forth all of the commercial tort claims any Borrower has against another Person known to any Borrower as of the Petition Date.

4.7 Fraudulent Transfer. No transfer of property is being made by such Borrower and no obligation is being incurred by such Borrower in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Borrower.

4.8 Reserved.

4.9 Payment of Taxes. Except as provided on Schedule 4.9, or as would not, individually or in the aggregate, result in, or would not reasonably be expected to result in, a Material Adverse Change and subject to the terms of the Final Order and any required approval by the Bankruptcy Court, all United States federal, state, and other material tax returns and reports of the Borrowers required to be filed by the Borrowers with respect to the Collateral have been timely filed, and all taxes due with respect to the period covered by such tax returns and all material assessments, fees, and other governmental charges upon any Collateral that are due and payable have been paid when due and payable, other than taxes that are the subject of a Permitted Protest.

4.10 Approved Budget. Attached to this Agreement as Exhibit B is a true and complete copy of the Approved Budget as of the Effective Date. The Approved Budget may be amended or otherwise modified from time to time in accordance with the procedures set forth in Section 5.2(b) of this Agreement; provided that, the total amount of Loans provided pursuant to the Approved Budget shall not exceed the total amount of the Commitments.

4.11 Site Leases.

(a) Except as would not, individually or in the agreement, result in, or would not reasonably be expected to result in, a Material Adverse Change, each location maintained by a Borrower or a Subsidiary of a Borrower, including but not limited to all buildings and other improvements comprising any real property, is (i) in good condition and repair and well maintained, ordinary wear and tear and casualty or condemnation events excepted; (ii) equipped and operational in all respects for purposes of the business operated therein in the Ordinary Course of such Borrower or Subsidiary of a Borrower; (iii) to each Borrower’s knowledge, free from structural defects; and (iv) to each Borrower’s knowledge, in compliance in all respects with all applicable regulations relating to public safety.

(b) Each Site Lease is in full force and effect and the applicable Borrower or Subsidiary is the sole owner of the entire leasehold interest thereunder, and such Person’s interest in such Site Lease has not been assigned, transferred, subleased, mortgaged, hypothecated or otherwise encumbered, except for the Liens expressly permitted by Section 6.2. As of the Effective Date, to each Borrower’s knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a Material Adverse Change by any Borrower or any of its respective Subsidiaries under any Site Lease, except as set forth on Schedule 4.11(b).

4.12 Permits. Except as set forth on Schedule 4.12, such Borrower has all Permits required for the operation of its business and for the execution, delivery, and performance by, and enforcement against, such Borrower of each Loan Document. Except as set forth in Schedule 4.12, such Borrower is not in breach of or default under the provisions of any such Permit, nor is there any event, fact, condition, or circumstance which, with notice or passage of time or both, would constitute or result in any of the foregoing, which in each case results in, or would reasonably be expected to result in, a Material Adverse Change.

4.13 No Other Representations. Except for the representations and warranties contained in this Article 4 (including the related portions of the Schedules), no Borrower or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of a Borrower including, without limitation, any representation or warranty as to the accuracy or completeness of any information, documents, or material delivered to Lender or made available to Lender. Lender hereby acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Lender has relied solely upon its own investigation and the express representations and warranties of the Borrowers set forth in this Article 4 (including the related portions of the Schedules) and (b) no Borrower or any other Person has made any representation or warranty except as expressly set forth in this Article 4 (including the related portions of the Schedules).

4.14 Full Disclosure. The representations, warranties and other written statements made by any Borrower to Lender in connection with this Agreement and the other Loan Documents, taken as a whole, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which they were made.

5.	AFFIRMATIVE COVENANTS.

Each Borrower hereby covenants and agrees that, until termination of the Commitments and indefeasible payment in full in cash of the Obligations (other than continuing Obligations with respect to indemnification), it shall comply with each of the following, as applicable:

5.1 Notice of Certain Events. The Borrowers shall deliver to Lender (a) promptly, but in any event within five (5) Business Days, upon becoming aware of any Default or Event of Default, notice of such Default or Event of Default; (b) promptly upon becoming aware of any litigation threatened in writing against any Borrower or filed (other than any adversary proceeding or other pleading filed in the Chapter 11 Cases), or any event (other than events of public knowledge in the Chapter 11 Cases), in each case which has resulted in, or would reasonably be expected to result in, a Material Adverse Change, notice of such litigation or event; and (c) at the time a Borrowing Notice is furnished to Lender in connection with any requested Advance, a Compliance Certificate. In addition, the Borrowers hereby agree to maintain a system of accounting that enables the Borrowers to produce unaudited financial statements in accordance with GAAP.

5.2 Reporting; Budget; Conference Calls.

(a) The Borrowers shall comply with the agreements, requirements, covenants, and undertakings applicable to it set forth in Exhibit C, in accordance with the terms thereof.

(b) The Borrowers will, on Wednesdays, commencing on May 28, 2025, and every five (5) weeks thereafter, or more frequently at the reasonable discretion of both the Borrowers and Lender, prepare and deliver to Lender a supplement to the initial Approved Budget (or the previously supplemented Approved Budget) updating or extending the period covered by the initial Approved Budget (or the previously supplemented Approved Budget) so that it covers at least a 13-week period from the date of such initial Approved Budget or supplemental Approved Budget, as applicable, which supplemental Approved Budget shall be subject to Lender’s approval in its sole discretion and without further order of the Bankruptcy Court. To the extent Lender provides written notice rejecting the updates (or any amendments) within five (5) Business Days after the delivery by the Borrowers of any such update or amendment, the then existing Approved Budget shall continue to constitute the applicable Approved Budget until such time as an update or amendment is approved by Lender in its sole discretion. In the event Lender does not provide written notice of its rejection of the supplemental Approved Budget within such five (5) Business Day period, such supplemental Approved Budget shall become effective as the Approved Budget.

(c) On a weekly basis after the delivery of the first supplemental Approved Budget, the Borrowers shall deliver to Lender a variance report for the four (4) week period ending the prior Friday comparing the difference/variance, expressed as a percentage (each, a “Budget Variance”), between actual net operating disbursements for such period to projected net operating disbursements for such period as set forth in the Budget on a cumulative four (4) week rolling basis (each a “Measuring Period”) and explaining in reasonable detail all material variances, it being understood that any Net Operating Disbursement Variance solely with respect to net operating disbursements that exceeds twenty percent (20.00%) shall be material and shall constitute an Event of Default under the Loan Documents (each such report, a “Variance Report,” which shall be in a form reasonably satisfactory to Lender). For the avoidance of doubt, net operating disbursements shall not include any disbursements in connection with professional fees of Borrowers, fees of the U.S. Trustee, Lender Expenses, interest, Fees, all direct costs and budgeted professional fees associated with the Chapter 11 Cases and any other amounts payable hereunder or any Loan Document.

(d) The Borrowers shall participate in a conference call occurring every week, if requested by Lender, commencing on the first week following the Effective Date regarding the Approved Budget, the Chapter 11 Cases and other financial matters.

5.3 Existence. At all times, each Borrower shall (a) maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of incorporation or formation) and (b) maintain all its rights and franchises, licenses and permits, except where the failure to be in good standing or maintain any such rights and franchises, or licenses and permits would not result in, or would not reasonably be expected to result in, a Material Adverse Change.

5.4 Maintenance of Properties; Permits. The Borrowers shall (a) maintain and preserve the Collateral that is necessary to the proper conduct of its business in good working order and condition, with ordinary wear, tear, and casualty excepted, to the extent permitted by the Approved Budget and the Permitted Variance, (b) comply with the material provisions of all material leases related to the Collateral pledged by it, so as to prevent the loss or forfeiture thereof, unless (i) such provisions are the subject of a Permitted Protest, (ii) such lease is a Site Lease that is rejected in the exercise of the Borrowers’ reasonable judgment or (iii) compliance is not permitted or contemplated by the Approved Budget or is otherwise excused by the provisions of the Bankruptcy Code or an order of the Bankruptcy Court; and (c) maintain, comply with, and keep in full force and effect its Permits with respect to the Collateral pledged by it, except where failure to so comply would not result in, or would not reasonably be expected to result in, a Material Adverse Change. Such Borrower shall comply with and maintain, all Permits required for the operation of its business, except where failure to so comply would not result in, or would not reasonably be expected to result in, a Material Adverse Change.

5.5 Taxes. Except to the extent such payment is excused by, or is otherwise prohibited by, the provisions of the Bankruptcy Code or an order of the Bankruptcy Court, the Borrowers shall, and shall cause each Subsidiary to pay in full or discharge all assessments and taxes imposed, levied, or assessed after the Petition Date against any Collateral to be paid in full, before delinquency (giving effect to any extension period), except to the extent that any such assessments and taxes shall be paid pursuant to a Sale Order or the Approved Budget or that are subject to a Permitted Protest.

5.6 Insurance. At the Borrowers’ sole costs and expense, the Borrowers shall maintain insurance with respect to the Collateral in which the Borrowers have any right, interest, or title, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses and consistent with the Borrowers’ insurance policies in effect on the Petition Date. The Borrowers shall maintain general liability, director’s and officer’s liability insurance, fiduciary liability insurance, employment practices liability insurance, title insurance as well as insurance against larceny, embezzlement, and criminal misappropriation, consistent with the Borrowers’ insurance policies in effect on the Petition Date. All such policies of insurance shall be with responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located. The Borrowers shall use their commercially reasonable efforts to cause, within thirty (30) days following the Effective Date, all property insurance policies covering the Collateral to be made payable to the Lender, in case of loss, pursuant to a standard lender loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Lender may reasonably require to fully protect the Lender’s interest in the Collateral and any payments to be made under such policies. The Borrowers shall use their commercially reasonable efforts to cause, within thirty (30) days following the Effective Date, all certificates of property and general liability insurance are to be delivered to the Lender, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Lender and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If the Borrowers fail to maintain the insurance required by this Section 5.6, the Lender may arrange for such insurance, but at the Borrowers’ sole cost and expense and without any responsibility on the Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Borrowers shall give the Lender prompt notice of any loss covered by their casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt, and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise, or settlement of any claims under any such insurance policies.

5.7 Inspection. Borrowers shall permit Lender and each of its duly authorized representatives or agents, to visit any of its properties and inspect any of its Collateral or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times during regular business hours and intervals as Lender may require, in each case other than information subject to confidentiality obligations and/or attorney client or other privilege, provided, that all such visits and inspections shall be made in accordance with the standard safety, visit, and inspection procedures of the Borrowers and their tenants, as applicable, and no such visit or inspection shall unreasonably interfere with the normal business operation of the Borrowers and their tenants, and provided, further that absent the existence of a Default or Event of Default, Lender shall provide Borrowers with reasonable prior notice before any such inspections.

5.8 Environmental. The Borrowers shall:

(a) Keep the Collateral owned or operated by it free of any Environmental Liens.

(b) Comply with all applicable Environmental Laws, except where the failure to so comply has not resulted in, or would not reasonably be expected to result in, a Material Adverse Change.

(c) Promptly notify Lender of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by such Borrower that results in, or would reasonably be expected to result in, a Material Adverse Change.

(d) Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Lender with written notice of any of the following: (i) written notice that an Environmental Lien has been filed against any of the Collateral, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against such Borrower, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefor or otherwise results in, or would reasonably be expected to result in, a Material Adverse Change.

5.9 Compliance with Laws. Each Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually, has not resulted in, or would not reasonably be expected to result in, a Material Adverse Change.

5.10 Disclosure Updates. The Borrowers shall promptly, but in any event within five (5) Business Days after obtaining actual knowledge thereof, notify Lender of any written information, exhibit, or report (other than materials marked as drafts and forward-looking information, projections, estimates, and information of a general economic nature and general information about the Borrowers’ industry) furnished (after giving effect to any supplements thereto and when taken as a whole) to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules or reports hereto.

5.11 Further Assurances. The Borrowers shall use commercially reasonably efforts to execute and/or deliver to Lender any and all Security Documents, financing statements, fixture filings, endorsements of certificates of title, mortgages, deeds of trust, trademark filings, copyright filings, and all other instruments or other documents (collectively, the “Additional Documents”) that Lender or its counsel may reasonably request in form and substance reasonably satisfactory to Lender, to more fully evidence, confirm, validate, create, perfect, continue, preserve, or enforce Lender’s Liens in all the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), in each case, promptly, and in no later than thirty (30) days (subject to an automatic 30-day extension if the Borrowers are using commercial reasonable efforts to execute and deliver the applicable Additional Documents), following the request of Lender or its counsel at any time after the Effective Date.

5.12 Approved Budget. The Borrowers shall comply with the Approved Budget (as updated and supplemented, subject to Lender’s consent as set forth in Section 5.2 and the Final Order, in accordance with this Agreement and the Final Order), subject to the Permitted Variances.

5.13 Carve-Out Account. The Borrowers shall deposit and hold in a segregated account the amounts necessary to (a) fund the Carve-Out Account to pay such then unpaid allowed Professional Fees prior to any and all other claims and, as applicable and (b) satisfy the Carve-Out. The Carve-Out Account shall be funded by the Borrowers in accordance with this Agreement, the Final Order, and as set forth in the Approved Budget.

5.14 Deposit Account Control Agreements. The Borrowers shall use commercially reasonable efforts to cause each relevant financial institution or other person at which each Deposit Account that constitutes Collateral (other than the Deposit Escrow Account) is maintained to, enter into a Deposit Account Control Agreement with respect to such Deposit Account, in each case, promptly, and in no later than thirty (30) days (subject to an automatic 30-day extension if Borrowers are using commercial reasonable efforts to obtain the relevant Deposit Account Control Agreements), following the request of Lender at any time after the Effective Date.

5.15 Material Contracts; Sale Offers. Other than defaults existing as of the Effective Date which have already been disclosed to Lender or events of public knowledge in the Chapter 11 Cases, any Borrower shall deliver to Lender (a) promptly (but in any event within five (5) Business Days) of a Borrower becoming aware of any default (other than the filing of the Chapter

11 Cases) or other material breach under any Material Contract to which any Borrower is a party, notice of such defaults or breaches, and (b) subject to any bidding procedures entered into by the Bankruptcy Court, prompt notification of any written offer to purchase all or substantially all of the assets of any Borrower or a segment thereof, or to purchase all or substantially all of the equity interests of any Borrower, or otherwise explore or enter into a transaction to acquire a material portion of the assets or equity of the Borrowers outside the Ordinary Course of Business.

5.16 Supplement to Commercial Torts Schedule. Not later than May 15, 2025 (or such later date as agreed by Lender in its reasonable discretion), Borrowers shall deliver to Lender an updated Schedule 4.6 with respect to the commercial tort claims any Borrower has against another Person known to any Borrower as of the Petition, which schedule shall be attached hereto and supplement Schedule 4.6 as delivered on the Effective Date.

6.	NEGATIVE COVENANTS.

Each Borrower hereby covenants and agrees that, until termination of the Commitments and the indefeasible payment in full in cash of the Obligations (other than continuing Obligations with respect to indemnification), such Borrower will not do any of the following without the prior written consent of Lender:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness with respect to the Collateral, except for the following (“Permitted Indebtedness”):

(a) Indebtedness evidenced by this Agreement and the Loan Documents (including the Carve-Out);

(b) Indebtedness outstanding as of the Petition Date;

(c) unsecured obligations (contingent or otherwise) of any Borrower or any of its Subsidiaries existing or arising under any swap contract, provided, that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” and (ii) such swap contract is not for speculative purposes;

(d) obligations under any cash management agreement and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs, and other cash management and similar arrangements incurred in the Ordinary Course of Business;

(e) unsecured Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the Ordinary Course of Business;

(f) unsecured Indebtedness incurred by any Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts, or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability, or other employee benefits or property, casualty, or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(g) Indebtedness in respect of surety bonds, performance bonds and other similar obligations incurred in the Ordinary Course of Business;

(h) Indebtedness incurred to finance the acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of any fixed or capital assets, including real property, as a lessee under Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement; provided that aggregate principal amount of all such Indebtedness shall not exceed $250,000 (or such greater amount approved in writing by the Lender in its sole discretion) at any time outstanding;

(i) Indebtedness representing deferred compensation or similar arrangements to current, future or former officers, directors, employees, members of management, or consultants of the Borrowers in the Ordinary Course of Business consistent with past practice;

(j) Indebtedness representing any Taxes to the extent such Taxes are permitted to not be paid or discharged at such time in accordance with Section 5.05;

(k) Other Indebtedness permitted by the Approved Budget (including any Permitted Variance);

(l) Indebtedness permitted by the Final Order;

(m) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (l) above; or

(n) guarantees with respect to Indebtedness permitted under this Section 6.1.

6.2 Liens.

(a) Create, incur, assume, or suffer to exist on or after the date of this Agreement, directly or indirectly, any Lien on or with respect to any of the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens; or

(b) Create, incur, assume, or suffer to exist on or after the date of this Agreement, directly or indirectly, any Lien that is equal to or superior to the priority of any Liens granted by this Agreement or the Final Order to or in favor of the Lender on or with respect to any of the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for the Permitted Senior Lien, Permitted Prior Liens, and the Carve-Out.

6.3 Restrictions on Fundamental Changes. Except in connection with an Acceptable Plan or Acceptable Sale approved by the Bankruptcy Court or otherwise with the prior written consent of Lender, no Borrower shall:

(a) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its equity interests;

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); or

(c) suspend or close its business, or a substantial portion of its business.

6.4 Disposal of Assets. Except in connection with an Acceptable Plan or Acceptable Sale, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any Collateral pledged by the Borrowers, other than Permitted Transfers.

6.5 Change Name. Except in connection with an Acceptable Plan or Acceptable Sale, change any Borrower’s name, state of organization, or organizational identity.

6.6 Nature of Business. Make any change in the nature of any Borrower’s business or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Borrower from (a) engaging in any business that is reasonably related or ancillary to its business, or (b) complying with any requirement of the Bankruptcy Code.

6.7 Material Leases or Contracts; Amendments. Except in connection with an Acceptable Plan or Acceptable Sale, amend, alter, change, or modify (a) the material terms of any material lease or contract in connection with the Collateral except in a manner that does not result in, or would not reasonably be expected to result in, a Material Adverse Change, or (b) any of its Organizational Documents in a manner that is adverse to Lender.

6.8 Change of Control. Except in connection with an Acceptable Plan or Acceptable Sale, cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.10 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower, except for transactions (a) that are in the Ordinary Course of Business of such Borrower, (b) otherwise approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to Lender, (c) pursuant to arrangements or agreements in effect on the Petition Date, or (d) permitted pursuant to the Approved Budget (including any Permitted Variance).

6.11 Use of Advances. Use the proceeds of the Advances for any purpose other than to fund payments, subject in all respects to the Approved Budget and the Permitted Variances, related to the: (a) working capital and other general corporate purposes of the Borrowers, and any other subsidiaries, if applicable, if such subsidiaries are Borrowers; (b) professional fees and expenses of administering the Chapter 11 Cases (including fees and expenses incurred prior to the Effective Date) in accordance with the Bankruptcy Code and any orders of the Bankruptcy Court, as applicable; (c) fees and expenses payable under this Agreement, including, without limitation, the Commitment Fee, the Work Fee, the Exit Fee, and legal fees and expenses of the Lender (including fees and expenses incurred prior to the Effective Date); and (d) interest and other amounts payable under this Agreement.

6.12 Limitation on Capital Expenditures. Except permitted by the Approved Budget (including any Permitted Variance), make or incur any Capital Expenditure.

6.13 Chapter 11 Cases. Directly or indirectly, seek, consent, or suffer to exist, without the prior written consent of the Lender, (a) any modification, stay, vacation, or amendment to the DIP Orders, (b) in connection with the Collateral, a priority claim for any administrative expense or unsecured claim against any Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of any kind set forth in Section 503(b), 506(b) or (c) or 507(b) of the Bankruptcy Code) equal to or superior to the priority of any claim of Lender in respect to the Collateral or otherwise, other than those permitted by the Final Order (including the Carve-Out, the Permitted Senior Lien, and Permitted Prior Liens), and (c) any Lien on the Collateral having a priority equal or superior to the Liens in favor of Lender in respect of the Obligations, other than as required under a purchase agreement with respect to the good faith deposit thereunder, the Permitted Senior Lien, Permitted Prior Liens, and the Carve-Out.

6.14 Certain Transactions. Propose or support any chapter 11 plan, or any Sale of all or a material portion of such Borrower’s assets, which proposal, plan, or sale is not an Acceptable Plan or an Acceptable Sale, as applicable; provided that this Section 6.14 shall not prohibit Permitted Transfers.

6.15 Acquisitions, Loans, or Investments. Make any material acquisition, advance, loan or any other investment of any kind or nature except for the following:

(a) acquisitions of, and advances made in connection with, inventory, equipment, goods or services in the Ordinary Course of Business;

(b) intercompany loans and advances in the Ordinary Course of Business or consistent with past practice;

(c) investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(d) investments received in settlement of amounts due to any Borrower effected in the Ordinary Course of Business or owing to any Borrower as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower;

(e) investments in Equity Interests, obligations or securities received in settlement of debts created in the Ordinary Course of Business and owing to any Borrower or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(f) investments in receivables owing to any Borrower created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as any Borrower deems reasonable under the circumstances;

(g) investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business consistent with past practice;

(h) guarantees of operating leases or of other obligations that do not constitute Indebtedness, in each case, in the Ordinary Course of Business;

(i) investments in swap contracts of the type permitted Section 6.01(c);

(j) defined contribution pension scheme, unfunded pension fund, phantom equity, cash-settled equity-based awards and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable laws;

(k) investments in any captive insurance subsidiary not to exceed the minimum amount of capitalization required pursuant to regulatory capital requirements; and

(l) other investments permitted by the Approved Budget (including any Permitted Variance).

6.16 Payments on Indebtedness. Other than with respect to the Obligations or pursuant to the Approved Budget (including any Permitted Variance), make any payment with respect to any Indebtedness.

6.17 Distributions or Redemptions. Pay any dividends or distributions on, or make any redemptions of, any equity interest of any Borrower; provided that the foregoing shall not prevent any whole-owned Subsidiary (other than Holdings) from making any distribution to its direct parent.

6.18 Formation of Subsidiaries. Except in connection with an Acceptable Plan or Acceptable Sale, form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the Effective Date, without the prior written consent of Lender in its sole discretion.

7.	EVENTS OF DEFAULT.

7.1 Event of Default. Any one or more of the following events shall constitute an event of default upon giving any applicable notice (if required) and the expiration of the applicable cure period (if any) (each, an “Event of Default”) under this Agreement:

(a) [reserved];

(b) solely to the extent Lender has funded any portion of the Delayed Draw Term Loan Commitment, the Acceptable Stalking Horse Agreement that satisfied the condition precedent in Section 3.2(k) hereof is withdrawn, cancelled, terminated, amended, modified, or supplemented in a manner adverse to Lender without Lender’s consent, in its sole discretion;

(c) any Borrower shall fail to pay when due and payable, any principal (including, without limitation, pursuant to Section 2.3(d)), interest, or any Fees, Lender Expenses, or any other Obligations under this Agreement or any other Loan Document;

(d) any Borrower shall fail to comply with its obligations under (i) Sections 5.1, 5.2(c), 5.3, 5.4, 5.8, 6, and/or 8, or (ii) Sections 5.2(a) and/or 5.2(b), and in the case of this clause (ii), such failure or breach shall continue for five (5) days after the earlier to occur of (x) the date on which such failure to comply or breach is known to any officer (including the Chief Restructuring Officer) of such Borrower and (y) the date on which Lender shall have notified such Borrower or its applicable representative of such failure;

(e) other than as set forth in any other sub-section of this Section 7.1, any Borrower shall fail to perform, or otherwise breach, any of its covenants or obligations contained in this Agreement, which failure or breach shall continue for thirty (30) days after the earlier to occur of (i) the date on which such failure to comply is known to any officer of such Borrower, and (ii) the date on which the Lender shall have notified such Borrower or its applicable representative of such failure; provided, however, that such thirty (30) day grace period shall not apply in the case of any failure that is not capable of being cured at all or within such thirty (30) day period;

(f) any representation or warranty made by any Borrower in this Agreement or in any agreement, certificate, instrument, financial statement, or other statement delivered to Lender pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made and such inaccuracy is adverse to the Lender;

(g) except upon Lender’s prior written request or with Lender’s express prior written consent (and no such consent shall be implied from any other action, inaction, or acquiescence of Lender), any Borrower shall file a motion with the Bankruptcy Court or any other court of competent jurisdiction seeking an order (or such order is otherwise entered), that by its terms modifies, reverses, revokes, stays, rescinds, vacates, or amends the DIP Orders (or any material provision thereof), this Agreement, any other Loan Documents, or the relief or transactions otherwise contemplated in the foregoing Loan Documents (or, in each case, purports to effect any of the foregoing);

(h) [reserved];

(i) without the prior written consent of Lender, any Borrower shall file, or the Bankruptcy Court shall otherwise order, grant, confirm, or approve (including any approval on an interim or conditional basis), as applicable, (i) any motion seeking approval of a sale of all or a material portion of such Borrower’s assets (including any amendment, modification or supplement to such sale) that is not an Acceptable Sale; or (ii) any chapter 11 plan or related disclosure statement (including any amendment, modification or supplement to such plan or disclosure statement), that is not an Acceptable Plan;

(j) except with respect to the Carve-Out, any Borrower shall file any motion or application, or the Bankruptcy Court allows or approves the motion or application of any other Person (which order is not stayed, vacated or withdrawn five (5) calendar days from entry thereof), which seeks approval for or allowance of any claim, lien, security interest ranking equal or senior in priority to the claims, liens, and security interests granted to Lender under the Final Order, or with respect to the Collateral or any such equal or prior claim, lien, or security interest shall be established in any manner, except, in any case, as expressly permitted under the Final Order;

(k) one or more final non-appealable judgments (and the same shall have not been vacated, discharged, dismissed, stayed or bonded within forty five (45) consecutive calendar days) and orders for the payment of money exceeding $500,000 in the aggregate (in each case to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnifying party has been notified of such judgment or order and the applicable insurance company or indemnifying party has not denied coverage thereof) shall be rendered against any Borrower, shall be subject to immediate collection and remain unsatisfied and shall result in a judgment lien or claim having priority over or ranking in parity with the Lender’s Liens or claims or rights (subject to the Carve-Out) under the Loan Documents];

(l) any damage to, or loss, theft or destruction of, any Collateral having a value in excess of $1,500,000 in the aggregate, unless such Collateral is insured in amounts acceptable to Lender, the insurance company has been notified of the occurrence of such event and has not denied coverage thereof and the claim has been settled within 75 days (or such longer time as Lender may agree) of the occurrence of such event;

(m) the occurrence of any default or event of default under the Final Order and the continuance thereof after any applicable grace or cure period provided in the Final Order, if any, or granted by order of the Bankruptcy Court;

(n) the entry of an order that is not stayed, vacated, or withdrawn three (3) calendar days appointing a trustee or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code (other than a fee examiner) in any of the Chapter 11 Cases, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of Lender in its sole discretion;

(o) the entry of an order that is not stayed, vacated, or withdrawn three (3) calendar days which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code, which order permits any creditor or party in interest, other than Lender (other than any creditor or party in interest having a Lien on specific equipment that is senior to Lender), to realize upon, or to exercise any right or remedy with respect to, any of the Collateral with a value in excess of $500,000;

(p) the entry of an order that is not stayed, vacated, or withdrawn three (3) calendar days (i) surcharging any of the Collateral under Sections 105, 506(c), or any other section of the Bankruptcy Code or applicable law; (ii) allowing any administrative expense claim having priority over or ranking in parity with Lender’s claims or rights (subject to the Carve-Out) under the Loan Documents; or (iii) otherwise adversely impacting Lender’s Liens and priority in the Collateral, as set forth in Section 8 of this Agreement and the Final Order;

(q) the conversion of any Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or the dismissal of any Chapter 11 Case or any subsequent case under chapter 7 of the Bankruptcy Code, either voluntarily or involuntarily, and the Obligations are not indefeasibly paid in full in cash at the time of such conversion or dismissal unless the order converting or dismissing the Chapter 11 Cases is stayed, vacated or withdrawn within three (3) days from entry thereof;

(r) the DIP Orders, or any material provision thereof, (i) cease to be in full force and effect from and after the date of entry thereof by the Bankruptcy Court or (ii) are modified, reversed, revoked, remanded, stayed, rescinded, vacated, or amended on appeal or by the Bankruptcy Court without the prior written consent of Lender (and no such consent shall be implied from any other authorization or acquiescence by Lender);

(s) any Borrower brings any action, or otherwise supports such action, to (i) challenge the rights and remedies of Lender under this Agreement or any other Loan Document in the Chapter 11 Cases or acts in a manner inconsistent with the Loan Documents or (ii) avoid or require disgorgement by Lender of any amounts received in respect of the Obligations;

(t) any Borrower shall seek, or the Bankruptcy Court shall enter, an order authorizing any Borrower to obtain financing from a Person other than Lender pursuant to Section 364(d) of the Bankruptcy Code, unless (i) Lender consents in writing to such financing, or (ii) Lender is indefeasibly paid in full in cash in connection with such financing;

(u) any Borrower shall make any material payments in respect of prepetition obligations other than (i) as permitted by the Final Order, (ii) as permitted by any “first day” or “second day” orders satisfactory to Lender (and Lender acknowledges that all orders entered by the Bankruptcy Court as of the Effective Date are satisfactory to it), (iii) as permitted by any other order of the Bankruptcy Court satisfactory to Lender, (iv) as permitted under this Agreement or any other Loan Documents in accordance with the Approved Budget (subject to Permitted Variance), or (v) as otherwise agreed to by Lender in writing before such payment is made;

(v) the entry of an order by the Bankruptcy Court that is not stayed, vacated, or withdrawn three (3) calendar days terminating or modifying the exclusive right of any Borrower to file a chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of Lender;

(w) any Borrower shall seek, or support any other person’s motion, to (i) disallow in whole or in part the Obligations, (ii) challenge the validity and enforceability of Lender’s Liens, or (iii) contest any material provision of this Agreement or any Loan Document;

(x) the entry of an order that is not stayed, vacated, or withdrawn three (3) calendar days granting the relief sought in a motion which seeks to prosecute or settle a claim or controversy on account of, or that is part of, the Collateral (including, without limitation, any commercial tort claims held by any Borrower or its estate), without the prior written consent of Lender; or

(y) the occurrence of a Change of Control.

7.2 Rights and Remedies.

Subject to the terms of the Final Order (including, as applicable, Borrowers’ rights with respect to the Remedies Notice and the Waiting Period), upon the occurrence and during the continuance of an Event of Default, and notwithstanding Section 362 of the Bankruptcy Code and without further order of the Bankruptcy Court or any other court of competent jurisdiction or the initiation of any further proceeding with Borrowers, in addition to taking any other action or exercising any other rights or remedies (including, without limitation, with respect to the Liens in favor of the Lender) provided for hereunder or under any Loan Document (including the DIP Orders) or by the UCC or any other applicable law, Lender may do any one or more of the following:

(i) declare the Obligations, whether evidenced by this Agreement or by any Loan Document, are due and payable, and the Commitments are terminated, whereupon the Obligations shall become and be immediately due and payable, without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrowers;

(ii) terminate, restrict, or reduce Borrowers’ ability to use Cash Collateral as provided by the Final Order;

(iii) charge interest at the Default Rate;

(iv) obtain and liquidate the Collateral, it being understood and agreed that (1) if notice of disposition of the Collateral is required by law, ten (10) days prior written notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made, shall be deemed to be reasonable notice thereof and shall constitute “authenticated notice of disposition” within the meaning of Section 9-611 of the UCC, and Borrowers hereby waive any other notice, (2) Lender may bid for and purchase the Collateral at any public sale and (3) Lender may bid and purchase any Collateral at a private sale if the Collateral in question has a readily ascertainable market value;

(v) exercise all voting and consensual rights and powers on account of any pledged securities;

(vi) require Borrowers to assemble all of the Collateral constituting personal property without judicial process pursuant to Section 9-609 of the UCC;

(vii) take possession of all Collateral constituting tangible personal property without judicial process pursuant to Section 9-609 of the UCC; and

(viii) exercise any of its other rights and remedies under the Loan Documents, any rights granted under the Final Order, and applicable law.

For the avoidance of doubt, the Lender shall not be entitled to exercise any rights or remedies under this Agreement or any other Loan Documents with respect to Specified Insider Claims.

7.3 Application of Proceeds upon Event of Default. Lender shall apply the cash proceeds actually received from any foreclosure sale, other disposition of the Collateral upon an Event of Default as follows: (a) first, to fund the Carve-Out (to the extent not fully funded by Borrowers at such time); (b) second, to the Lender Expenses consisting of reasonable and documented attorneys’ fees and all reasonable and documented expenses (including, but not limited to, court costs, advertising expenses, auctioneer’s fees, premiums for any required bonds, auditor’s fees, amounts advanced for taxes, and other expenses) incurred by Lender in attempting to enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement; (c) third, to the discharge of any accrued but unpaid Fees (including, but not limited to, the Exit Fee); (d) fourth, to the discharge of any accrued but unpaid interest on the Obligations; (e) fifth, to the outstanding principal balance of any Obligations; and (f) sixth, to pay any remaining surplus to Borrowers.

7.4 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all rights and remedies not inconsistent herewith or with the Final Order, as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

7.5 Acknowledgment. Notwithstanding anything herein to the contrary, Lender acknowledges and agrees that in no event shall an “event of default” or “default” under any Site Lease (if any) or any other Indebtedness of Borrowers (other than the Indebtedness evidenced by this Agreement and the Loan Documents), cause a Default or Event of Default hereunder, or cause a breach of any covenant described in Section 5 or Section 6 of this Agreement.

8.	COLLATERAL SECURITY.

8.1 Grant of Security Interest in the Collateral; Superpriority Claims.

(a) Subject to the terms and conditions of, and entry of, the Final Order, to secure the payment and performance of the Obligations, each Borrower hereby (i) grants, collaterally pledges, and assigns to Lender the liens set forth in the Final Order, including a fully perfected first-priority senior priming lien on and security interest in all of each Borrower’s right, title and interest in and to the Collateral (subject to the Carve-Out, the Permitted Senior Lien, and Permitted Prior Liens), and (ii) grants to Lender Superpriority Claims in the Chapter 11 Cases for the repayment of the Obligations.

(b) In the event any of the Collateral is transferred to any Borrower, such transfer shall be subject in all respects to Lender’s Liens.

(c) Nothing herein shall be construed to impair the ability of Lender to object on any grounds to the fees, expenses, reimbursement, or compensation described in the definition of the term Carve-Out in the Final Order.

8.2 Representations and Warranties in Connection with Security Interest. Each Borrower represents and warrants to the Lender as follows, that subject to the entry of the Final Order:

(a) The Borrowers have full right and power to grant to the Lender a perfected, security interest and Lien, in accordance with the Required Lien Priority, on Borrowers’ respective interests in the Collateral pursuant to this Agreement and the other Loan Documents;

(b) Upon the execution and delivery of this Agreement, the Lender will have valid and automatically perfected Liens and security interests in the Collateral granted by the applicable Borrower, in accordance with the Required Lien Priority, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person, other than restrictions or Liens expressly permitted by Section 6.2; provided that, notwithstanding the automatic perfection and priority of Lender’s Liens under the Final Order, Lender may, in its sole discretion, file any financing statements and other appropriate filings or recordations and/or delivery of any necessary certificates, as applicable, in respect of the Collateral and the Liens granted hereunder (including, without limitation, as contemplated in Section 8.6);

(c) As of the Effective Date, no financing statement, mortgage or any other evidence of lien relating to any of the Collateral granted by such Borrower is on file in any public office except those on behalf of the Lender, other than the filings in respect of Liens expressly permitted by Section 6.2; and

(d) As of the Effective Date, such Borrower is not party or otherwise subject to any agreement, document or instrument that conflicts with this Section 8.2.

8.3 Superpriority Nature of Obligations and Liens. The Liens and Superpriority Claims referred to in Section 8.1 shall have the priority afforded to such Liens and Superpriority Claims in the Final Order.

8.4 Power of Attorney. Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Borrower (without requiring Lender to act as such) with full power of substitution to, do the following (which appointment is irrevocable and coupled with an interest): subject to the Final Order, (a) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they or are obligated to give Lender under any of the Loan Documents; (b) do such other and further lawful acts and deeds in the name of such Person that Lender may deem necessary or desirable to perfect Lender’s security interest or lien in any Collateral or (c) after the occurrence of an Event of Default which is continuing, (i) enforce an Account, (ii) exercise any voting or consensual rights with respect to the pledged securities, (iii) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral (which, for the avoidance of doubt, shall not include any Specified Insider Claims), (iv) notify, or to require any Borrower to notify, account debtors to make payment directly to Lender, (v) make, settle and adjust claims in respect of

Collateral under policies of insurance, indorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; provided that, nothing herein contained shall be construed as requiring or obligating Lender to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by Lender, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, or (vi) commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral (which, for the avoidance of doubt, shall not include any Specified Insider Claims). Notwithstanding the foregoing, the foregoing power of attorney is a right and not an obligation of Lender and neither Lender nor its officers, directors, employees or agents shall be responsible to any Borrower for failure to exercise any of the foregoing rights.

8.5 Lender’s Ability to Perform Obligations on Behalf of Borrower with Respect to the Collateral. Lender shall have the right, but not the obligation, to perform on Borrowers’ behalf, any or all of Borrowers’ obligations under this Agreement with respect to the Collateral, when such obligations are due, at the expense, for the account, and at the sole risk of such Borrower.

8.6 Filing of Financing Statements. Each Borrower irrevocably authorizes the Lender without notice to such Borrower to prepare and file financing statements provided for by the UCC, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect, to perfect the Lender’s security interest in the Collateral, in all jurisdictions in which the Lender believes in its sole opinion that such filing is appropriate. Each Borrower also irrevocably authorizes the Lender to file such continuation statements and amendments and to take such other action as may be required or appropriate, in either case in Lender’s sole judgment, in order to perfect and to continue the perfection of Lender’s security interests in the Collateral, unless prohibited by law.

8.7 No Discharge; Survival of Claims. Pursuant to Section 1141(d)(4) of the Bankruptcy Code, each Borrower hereby waives any discharge of the Obligations with respect to any chapter 11 plan that is not an Acceptable Plan.

9.	WAIVERS; INDEMNIFICATION.

9.1 Demand; Protest; etc. To the extent permitted by applicable law or as expressly required pursuant to the terms of this Agreement, each Borrower hereby waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which such Borrower may in any way be liable.

9.2 Lender’s Liability for Collateral. As long as Lender complies with its obligations, if any, under the UCC, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral, (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (c) any diminution in the value thereof, or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers, except any thereof resulting from the gross negligence, bad faith, fraud, or willful misconduct of Lender or its representatives or agents as finally determined by the Bankruptcy Court or other court of competent jurisdiction.

9.3 Indemnification. Borrowers shall pay, indemnify, defend, and hold any Lender Related Person (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) for any losses, claims, damages, liabilities, expenses, penalties, fines, actions, judgement, and disbursements of any kind or nature whatsoever (including reasonable and documented out of pocket fees and disbursements of attorneys, experts, consultants, and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against imposed upon, or incurred by any of them (a) in connection with, as a result of, or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any Collateral or any Environmental Actions, Environmental Liabilities, or Remedial Actions related in any way to any Collateral (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 9.3 with respect to any Indemnified Liability that the Bankruptcy Court or other court of competent jurisdiction finally determines to have resulted from the bad faith, fraud, gross negligence, or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Borrower with respect thereto. WITHOUT LIMITATION OF THE FOREGOING, THE INDEMNITY ABOVE SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON EXCEPT FOR ANY ACT OR OMISSION THAT CONSTITUTES BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON.

10.	NOTICES.

All notices or demands relating to this Agreement or any Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any party hereunder or any service of process to any party hereunder, they shall be sent to the respective addresses set forth below:

If to the Borrowers:

23andMe Holding Co.

870 Market Street, Room 415,

San Francisco, CA 94102

Attention: Legal

Email:

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:

Email:

If to the Lender:

JMB Capital Partners Lending, LLC

205 S. Martel Avenue

Los Angeles, CA 90036

Attn:

Telephone:

Email:

with a copy to (which shall not constitute notice):

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019-6022

Attn:

E-mail:

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 10, shall be deemed received on the earlier of the date of actual receipt or five (5) Business Days after the deposit thereof certified, return receipt requested in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, and (b) notices by electronic mail shall be deemed received when sent upon confirmation of transmission as evidenced by a delivery receipt or similar electronic mail function.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN THE LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT. BORROWERS AND LENDER HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11(B); PROVIDED, FURTHER, HOWEVER, THAT ALL PARTIES HEREBY AGREE THAT THEY HAVE CONSENTED TO THE JURISDICTION OF THE BANKRUPTCY COURT AND THAT THE BANKRUPTCY COURT WILL RETAIN EXCLUSIVE JURISDICTION WITH RESPECT TO ALL DISPUTES SO LONG AS THE CHAPTER 11 CASES REMAINS PENDING.

(c) BORROWERS AND LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWERS AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS AND LENDER EACH WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

12.	AMENDMENTS; WAIVERS; SUCCESSORS.

12.1 Amendments and Waivers. No amendment, waiver, or other modification of any provision of this Agreement or any Loan Document, and no consent with respect to any departure therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrowers that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.

12.2 No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or any Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Lender’s rights under this Agreement and the Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

12.3 Successors. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and such consent shall not, unless otherwise provided in such consent, release such Borrower from its Obligations. Any assignment by such Borrower which is not explicitly permitted hereunder shall be void ab initio. Lender may not assign this Agreement or any Loan Document or any rights or obligations of Lender hereunder or thereunder (including any Loans) to an insider (as such term is defined under the Bankruptcy Code) of the Borrowers or any third party that is not an Affiliate of Lender except, in each case, with the Borrower Representative’s prior written consent in its sole discretion.

13.	GENERAL PROVISIONS.

13.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and Lender.

13.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

13.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Debtor-Creditor Relationship. The relationship between Lender, on the one hand, and Borrowers, on the other hand, is solely that of creditor and debtor, as applicable. Lender has not (and shall not be deemed to have) any fiduciary relationship or duty to Borrowers arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and Borrowers, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

13.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

13.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrowers or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable, documented, and actual out-of-pocket costs, expenses, and attorneys’ fees of Lender related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.8 Lender Expenses. Subject to the applicable provisions of the Final Order, if any, Borrowers hereby agree to pay any and all Lender Expenses promptly after written demand therefor by Lender and that such Obligations shall survive payment or satisfaction in full of all other Obligations.

13.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

14.	JOINT AND SEVERAL OBLIGATIONS.

IN ADDITION TO, AND WITHOUT LIMITING ANY TERM OR PROVISION OF, THIS AGREEMENT, ALL OBLIGATIONS HEREUNDER AND UNDER THE LOAN DOCUMENTS OF EACH BORROWER IS JOINT AND SEVERAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OBLIGATIONS OF EACH BORROWER SHALL NOT BE AFFECTED BY (A) THE FAILURE OF LENDER TO ASSERT ANY CLAIM OR DEMAND OR TO ENFORCE OR EXERCISE ANY RIGHT OR REMEDY AGAINST ANY OTHER BORROWER UNDER THE PROVISIONS OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR OTHERWISE, (B) ANY RESCISSION, WAIVER, AMENDMENT OR MODIFICATION OF, OR ANY RELEASE FROM ANY OF THE TERMS OR PROVISIONS OF, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR (C) THE FAILURE TO PERFECT ANY SECURITY INTEREST IN, OR THE RELEASE OF, ANY OF THE COLLATERAL OR OTHER SECURITY HELD BY LENDER.

15.	ADDITIONAL BORROWERS.

In the event a Borrower is added to this Agreement as required hereunder, all references herein to Borrowers shall also apply to any such additional Borrower, including, without limitation and to the extent applicable, the granting of a security interest in the Collateral and all representations, warranties, covenants and other obligations of Borrowers hereunder.

16.	TREATMENT OF CERTAIN INFORMATION.

Lender agrees to comply with any existing confidentiality agreement between the Lender and Borrowers as of the date of this Agreement and agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information regarding any Borrower or any of its Subsidiaries pursuant to this Agreement which (a) is clearly identified by such Person as being confidential at the time the same is delivered to Lender or (b) constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants’ certification delivered hereunder (“Information”); provided, however, that nothing herein shall limit the disclosure of any such Information (i) to any Lender Related Person as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) to auditors or accountants, and any analogous counterpart thereof, (iv) in connection with any litigation to which Lender is a party arising from or related to this Agreement or the Loan Documents, (v) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to Lender on a confidential basis from a source other than any Borrower or any of its Subsidiaries, so long as such source is not known by Lender to be bound by obligations of confidentiality with respect to such Information, or (C) was available to Lender on a non-confidential basis prior its disclosure to Lender by any Borrower or any of its Subsidiaries, or any of their advisors, and (vi) to the extent that any Borrower shall have consented to such disclosure in writing.

17.	LENDER REPRESENTATIONS.

17.1 No Insider. Neither the Lender nor any of its predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors are insiders (as such term is defined under the Bankruptcy Code) of the Borrowers.

17.2 No Collusion. The Lender has not engaged in any collusion with respect to any bids or the 363 sale process and will not engage in any collusion with respect to the bids, the auction, or the 363 sale process.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:

23ANDME HOLDING CO.

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

23ANDME PHARMACY HOLDINGS, INC.

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

23ANDME, INC.

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LEMONAID COMMUNITY PHARMACY, INC.

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LEMONAID HEALTH, INC.

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LEMONAID PHARMACY HOLDINGS INC.

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LPHARM CS LLC

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LPHARM INS LLC

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LPHARM RX LLC

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LPRXTHREE LLC

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LPRXTWO LLC

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LPRXONE LLC

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer

LENDER:

JMB CAPITAL PARTNERS LENDING, LLC

By:	/s/ Vikas Tandon
Name:	Vikas Tandon
Title:	Chief Investment Officer

EXHIBIT A

Form of Compliance Certificate

Date: _____________________, 202[ ]

This Compliance Certificate (this “Certificate”) is given to JMB Capital Partners Lending, LLC, a California limited liability company (together with its successors and assigns, “Lender”), by 23andMe Holding Co., a Delaware corporation (the “Borrower Representative”), for itself and on behalf of the other Borrowers party to that certain Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement dated as of April 28, 2025 (as the same has been amended, restated, amended and restated, supplemented, or otherwise modified from time to time through the date hereof, the “Loan Agreement”), by and among the Borrower Representative, the other Borrowers from time to time party thereto and Lender. Capitalized terms used in this Certificate without definition shall have the same meanings herein as they have in the Loan Agreement. This Certificate constitutes a Loan Document.

The Borrower Representative, for itself and on behalf of each of the other Borrowers, hereby certifies that:

(a) The representations and warranties of each Borrower contained in the Loan Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

(b) No Default or Event of Default shall have occurred and be continuing on the date of this Certificate, nor shall either result from the making of the Advance requested in connection with this Certificate;

(c) The DIP Orders remain in full force and effect on the date hereof and has not been, from the time of the entry of such order, modified or amended (unless otherwise approved by Lender), reversed, stayed, or subject to a motion for re-argument or reconsideration, or appealed; and

(d) No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the Loans has been issued and remains in force by any Governmental Authority against any Borrower.

IN WITNESS WHEREOF, the Borrower Representative has caused this Certificate to be executed as of the date first written above.

23ANDME HOLDING CO.

By:
Name:
Title:

EXHIBIT B

Approved Budget

Updated DIP Forecast

($ in 000s)

M/E:	Apr-25	Apr-25	Apr-25	Apr-25	May-25	May-25	May-25	May-25	Jun-25	Jun-25	Jun-25	Jun-25
W/E:	4/11/25	4/18/25	4/25/25	5/2/25	5/9/25	5/16/25	5/23/25	5/30/25	6/6/25	6/13/25	6/20/25	6/27/25	Total
Net Cash Flow
Receipts:
(+) Receipts	$910	$1,251	$912	$1,873	$1,376	$1,187	$841	$1,161	$1,110	$1,637	$1,174	$—	$13,433
Operating Disbursements:
(-) Payroll & Benefits	(157)	(4,401)	(67)	(3,197)	(155)	(3,302)	(67)	(3,302)	(97)	(3,302)	(67)	(3,302)	(21,412)
(-) Rent	(1)	(11)	—	(25)	—	—	—	(25)	—	—	—	—	(62)
(-) Insurance	—	(588)	—	—	—	—	—	—	—	—	—	(500)	(1,088)
(-) IT/Software	(37)	(1,243)	(440)	(440)	(354)	(354)	(354)	(354)	(438)	(438)	(438)	(100)	(4,991)
(-) Ordinary Course Professionals	—	(1,315)	(441)	(441)	(512)	(512)	(512)	(512)	(395)	(395)	(395)	(395)	(5,825)
(-) Other Operations	(375)	(2,934)	(994)	(1,144)	(917)	(917)	(917)	(917)	(662)	(662)	(693)	(25)	(11,157)

Total Operating Disbursements	$(570)	$(10,492)	$(1,942)	$(5,247)	$(1,938)	$(5,085)	$(1,850)	$(5,110)	$(1,592)	$(4,797)	$(1,593)	$(4,322)	$(44,536)
Non-Operating Disbursements:
(-) Restructuring Professional Fees [1]	(1,147)	(2,478)	(1,630)	(2,130)	(1,694)	(1,694)	(1,694)	(1,694)	(1,544)	(1,544)	(1,544)	(1,544)	(20,335)
(-) DIP Interest	—	—	—	—	—	—	—	(28)	—	—	(101)	—	(128)
(-) DIP Fees	—	—	—	—	—	—	—	—	—	—	(1,400)	—	(1,400)

Total Operating Disbursements	$(1,147)	$(2,478)	$(1,630)	$(2,130)	$(1,694)	$(1,694)	$(1,694)	$(1,721)	$(1,544)	$(1,544)	$(3,045)	$(1,544)	$(21,863)

Net Cash Flow	$(807)	$(11,719)	$(2,660)	$(5,504)	$(2,256)	$(5,592)	$(2,702)	$(5,670)	$(2,025)	$(4,703)	$(3,464)	$(5,866)	$(52,967)

Cash & Liquidity
Beginning Unrestricted Cash	$35,087	$34,280	$22,561	$19,901	$14,398	$12,142	$6,550	$11,848	$6,178	$6,153	$6,450	$7,986	$35,087

(+/-) Net Cash Flow	(807)	(11,719)	(2,660)	(5,504)	(2,256)	(5,592)	(2,702)	(5,670)	(2,025)	(4,703)	(3,464)	(5,866)	(52,967)
(+/-) Initial DIP Draw	—	—	—	—	—	—	8,000	—	2,000	—	—	—	10,000
(+/-) Subsequent DIP Draw	—	—	—	—	—	—	—	—	—	5,000	5,000	—	10,000

Ending Unrestricted Cash	$34,280	$22,561	$19,901	$14,398	$12,142	$6,550	$11,848	$6,178	$6,153	$6,450	$7,986	$2,120	$2,120

(+) Restricted Cash	13,046	13,046	13,046	13,046	13,046	13,046	13,046	13,046	13,046	13,046	13,046	13,046	13,046

Total Cash Balance	$47,326	$35,607	$32,947	$27,443	$25,188	$19,596	$24,894	$19,224	$19,198	$19,496	$21,032	$15,166	$15,166

[1]	Excludes Moelis sale and restructuring fee

EXHIBIT C

Reporting Requirements

(a) Financial Reports. Borrowers shall furnish to Lender, which, subject to the following sentence, shall be in a form satisfactory to Lender, as soon as available and in any event within 35 days after the end of each calendar month or, in the case of the last calendar month of each fiscal quarter, 45 days after the end of such calendar month:

(i) unaudited consolidated financial statements for such calendar month or quarter, as applicable, of Borrowers consisting of a balance sheet, and related statements of income and cash flows, all of which shall be certified on behalf of Borrowers by an Authorized Person as being in compliance with this paragraph (a); and

(ii) solely with respect to the last month of each fiscal quarter, a management report signed by an Authorized Person of Borrowers, describing in reasonable detail Borrowers’ operations and financial condition for such quarter.

Delivery of the monthly operating reports required to be filed in the Chapter 11 Cases as and when required thereunder shall satisfy the requirement of this clause (a).

All financial statements shall be prepared, and shall be complete and correct in all material respects, and fairly presenting in all material respects, in each case in accordance with GAAP, consistently applied, the financial position and results of operations of Borrowers on a consolidated basis, in each case, subject to the absence of footnote disclosure and may be subject to normal year-end adjustments.

(b) Other Materials. Borrowers shall furnish to Lender as soon as available and in any event within five (5) Business Days after the preparation, receipt, or issuance thereof or request therefor by Lender, (A) copies of any reports and management control letters provided by Borrowers’ independent accountants and (B) such additional information, documents, statements, and other materials as Lender may reasonably request from time to time and which is reasonably capable of being obtained, produced, or generated by Borrowers; provided, that in no event shall Borrowers be required to provide any information, documents, statements, and other materials that is subject to attorney-client or other privilege or that consists of attorney work product.

(c) Notices. Each Borrower for itself, promptly, and in any event within five (5) Business Days after such Borrower or any Authorized Person thereof obtains knowledge thereof, shall notify Lender in writing of:

(i) other than in connection with the Chapter 11 Cases, any pending or threatened (in writing) action, suit, proceeding, or investigation involving any Borrower or any of its Subsidiaries, or any such Person’s property to the extent the amount in controversy exceeds $500,000 the aggregate or any injunctive relief is sought;

(ii) other than in connection with the Chapter 11 Cases, (A) the receipt of any notice or request from any Governmental Authority regarding any liability or claim equal to or exceeding $500,000 in the aggregate or (B) any material action taken or threatened to be taken by any Governmental Authority (or any notice of any of the foregoing);

(iii) any notice regarding termination by the lessor of any lease of material real property (other than any such termination resulting from the scheduled expiration thereof, pursuant to the agreed upon terms in effect on the date of this Agreement) or of any senior officer, or the loss or termination (other than any such termination resulting from the scheduled expiration thereof, pursuant to the agreed upon terms in effect on the date of this Agreement) of any Material Contract to which any Borrower or its assets are bound; and

(iv) the filing, recording, or assessment of any federal, state, local, or foreign tax Lien against any Collateral (other than real estate taxes and municipal charges related to Collateral consisting of real property).

(d) Updates. Borrowers shall furnish to Lender revisions to the schedules to any Loan Document to the extent necessary or appropriate (as determined by Borrowers in the good faith exercise of its business judgment); provided, that delivery or receipt thereof by Lender shall not constitute a waiver by Lender or a cure of any Default or Event of Default resulting therefrom.

(e) Material Adverse Change. Promptly upon an Authorized Person of Borrowers obtaining knowledge of any development or event pertaining to Borrowers that has resulted in, or would reasonably be expected to result in a Material Adverse Change with respect to which notice is not otherwise required to be given pursuant to this Exhibit C, a certificate signed by an Authorized Person of Borrowers setting forth the details of such development or event and stating what action Borrowers has taken or proposes to take with respect thereto; provided, that in no event shall Borrowers be subject to provide any detail or action-related decision that is subject to attorney-client or other privilege or that consists of attorney work product.

(f) Management Letters. Promptly after the receipt thereof by Borrowers, copies of any management letters and any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) submitted to Borrowers by its independent accountants in connection with any audit of Borrowers made by such accountants.

EXHIBIT D

Form of Borrowing Notice

JMB Capital Partners Lending, LLC and/or its designees or its assignees,

as DIP Lender (as defined in the Final Order referred to below)

205 South Martel Avenue

Los Angeles, California 90036

Ladies and Gentlemen:

The undersigned, 23andMe Holding Co. (the “Borrower Representative”; and together with its affiliated debtors, as debtors in possession, in the chapter 11 case no. 25-40976 (the “Chapter 11 Cases”), collectively, the “Borrowers”), refers to (a) that certain Final Order (I) Authorizing (A) Postpetition Financing and (B) the Use of Cash Collateral; (II) Granting Liens and Providing Superpriority Administrative Expense Claims; and (III) Modifying the Automatic Stay (the “Final Order”) and (b) the Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement dated as of April 28, 2025 (as the same has been amended, restated, amended and restated, supplemented, or otherwise modified from time to time through the date hereof, the “Loan Agreement”) between Borrowers and JMB Capital Partners Lending, LLC, a California limited liability company (together with its successors and assigns, “Lender”). Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Final Order or, if not defined therein, the Loan Agreement. This Borrowing Notice constitutes a Loan Document.

In accordance with the Final Order and the Loan Agreement, the undersigned hereby gives you notice of its request for an Advance in the amount of [•] Million Dollars ($[•]) to be funded on [•], 202[•] by wire transfer of immediately available funds to the account of the Borrower Representative set forth on Annex A hereto. The Borrower Representative, for itself and on behalf of the other Borrowers, acknowledges and agrees that the requested Advance shall be funded net of the unpaid fees and expenses of Norton Rose Fulbright US LLP, counsel to the Lender (the “Netted Amounts” and the excess of the principal amount of the requested Advance and Netted Amounts, the “Net Proceeds”). For the avoidance of doubt, the funding of the Net Proceeds shall constitute the full funding of the requested Advance.

The Borrower Representative, for itself and on behalf of the other Borrowers, hereby represent and warrant to Lender that: (i) as of the date of this Borrowing Notice, the sum of the outstanding principal of the Loans under the Loan Agreement (after giving effect to the Advance requested to be made on such date pursuant to this Borrowing Notice) plus the amount requested in any outstanding but unfunded Borrowing Notice does not violate Section 2.1 of the Loan Agreement or any other Loan Document; and (ii) Borrowers are in compliance with the conditions precedent set forth in Sections 3.1, 3.2 or 3.3, as applicable, of the Loan Agreement.

[SIGNATURE PAGE FOLLOWS]

BORROWER REPRESENTATIVE:

23ANDME HOLDING CO.

By:
Name:
Title:

EXHIBIT E

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MISSOURI

EASTERN DIVISION

In re:	Chapter 11

23ANDME HOLDING CO., et al.,[1]	Case No. 25-40976

Debtors.	(Jointly Administered)

Related Docket No.: 28

ORDER (I) AUTHORIZING ENTRY INTO AND PERFORMANCE UNDER

THE BINDING DIP TERM SHEET, INCLUDING PAYMENT OF THE COMMITMENT

FEE AND THE WORK FEE THEREUNDER, AND (II) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of the Debtors for entry of an order (this “Order”) (a) authorizing entry into and performance under the binding DIP Term Sheet, including payment of the Commitment Fee and the Work Fee thereunder, and (b) granting related relief, all as more fully set forth in the Motion; and upon consideration of the First Day Declaration and the Swift Declaration; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and rule 9.01(B) of the Local Rules of the United States District Court for the Eastern District of Missouri; and this Court having found that this is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2); and this Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and this Court having found that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; and this Court having found that the Debtors’ notice of the Motion and

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://restructuring.ra.kroll.com/23andMe. The Debtors’ service address for purposes of these chapter 11 cases is: 870 Market Street, Room 415, San Francisco, CA 94102.

[2]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Motion.

opportunity for a hearing on the Motion were appropriate under the circumstances and no other notice need be provided; and this Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before this Court; and this Court having determined that the legal and factual bases set forth in the Motion and at the hearing establish just cause for the relief granted herein; and upon all of the proceedings had before this Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT:

1. The Motion is GRANTED as set forth herein.

2. The Debtors are authorized to enter into and perform under the DIP Term Sheet attached to this Order as Exhibit A and the prior execution thereof is hereby ratified, approved, and authorized. The Debtors are authorized to comply with the terms of the DIP Term Sheet and take any and all actions necessary to implement the terms thereof.

3. The DIP Term Sheet and the terms and provisions included therein are valid, binding, and enforceable against the DIP Lender and the Debtors in accordance with their terms.

4. The DIP Term Sheet and any related agreements, documents, or instruments may be modified, amended, supplemented, or waived by the parties thereto in accordance with terms thereof, in each case without any other or further notice to or order of the Court.

5. The Debtors are authorized and directed to pay the DIP Lender a cash fee equal to 2.00% of the total amount of DIP Commitments (the “Commitment Fee”) promptly, but in no event later than the date that is two business days after entry of this Order.

6. The Debtors are authorized and directed to pay the DIP Lender a work fee in the amount of $100,000 (the “Work Fee”) for reimbursement of the DIP Lender’s fees and expenses provided in connection with the DIP Facility, the preparation of the DIP Facility definitive documentation, and the other transactions contemplated by the DIP Term Sheet promptly, but in no event later than the date that is two business days after entry of this Order.

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7. The Commitment Fee and the Work Fee are (a) non-refundable shall not be avoidable, whether under Chapter 5 of the Bankruptcy Code, state law, or otherwise, and (b) actual, necessary costs and expenses of preserving the Debtors’ estates and shall be treated as allowed administrative expenses of the Debtors under section 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

8. The Debtors shall make copies of the proposed forms of the DIP Order and the DIP Credit Agreement available on the website of the Debtors’ proposed claims and noticing agent at https://restructuring.ra.kroll.com/23andMe no later than ten days prior to the objection deadline for final approval of the Motion. The DIP Lender shall use best efforts to negotiate and finalize such documents with the Debtors by such date.

9. Entry of this Order does not constitute final approval of any terms of the DIP Term Sheet (other than the Commitment Fee and the Work Fee), and all parties rights to object to such terms are preserved.

10. This order shall be binding upon and inure to the benefit of the Debtors and their successors, including any trustee or other estate representative appointed in the chapter 11 cases, or upon dismissal of the chapter 11 cases or conversion to a case under chapter 7 of the Bankruptcy Code.

11. The contents of the Motion satisfy the requirements of Bankruptcy Rule 6003(b).

12. Notice of the Motion as provided therein is hereby deemed good and sufficient notice of such Motion, and the requirements of the Bankruptcy Rules and the Local Rules are satisfied by such notice.

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13. Notwithstanding any Bankruptcy Rule to the contrary, the terms and conditions of this Order are immediately effective and enforceable upon its entry.

14. The Debtors are authorized to take all actions necessary to effectuate the relief granted in this Order in accordance with the Motion.

15. This Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Order.

16. No later than two business days after the date of this Order, the Debtors shall serve on the Notice Parties (a) a copy of this Order and (b) a notice scheduling a final hearing on the Motion, on April 22, 2025, at 1:30 p.m. (prevailing Central Time), and shall file a certificate of service no later than 24 hours after service. If no objections to entry of the DIP Order on the Motion are timely received, the Court may enter the DIP Order without need for the final hearing.

Dated: March 26, 2025
St. Louis, Missouri
/s/ Brian C. Walsh
Brian C. Walsh
United States Bankruptcy Judge

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Order Prepared By:

Carmody MacDonald P.C.

Thomas H. Riske #61838MO

Nathan R. Wallace #74890MO

Jackson J. Gilkey #73716MO

120 S. Central Avenue, Suite 1800

St. Louis, Missouri 63105

Telephone:  (314) 854-8600

Facsimile:   (314) 854-8660

Email:        thr@carmodymacdonald.com

                nrw@carmodymacdonald.com

                jjg@carmodymacdonald.com

- and -

PAUL, WEISS, RIFKIND, WHARTON &

GARRISON LLP

Paul M. Basta (pro hac vice pending)

Christopher Hopkins (pro hac vice pending)

Jessica I. Choi (pro hac vice pending)

Grace C. Hotz (pro hac vice pending)

1285 Avenue of the Americas

New York, New York 10019

Telephone:  (212) 373-3000

Facsimile:   (212) 757-3990

Email:       pbasta@paulweiss.com

               chopkins@paulweiss.com

               jchoi@paulweiss.com

               ghotz@paulweiss.com

Proposed Counsel to the Debtors and Debtors

in Possession

Exhibit A

DIP Term Sheet

EXECUTION VERSION

March 23, 2025

23andMe Holding Co. et al.

$35,000,000

Debtor-in-Possession Term Loan Facility

Summary of Terms and Conditions

This term sheet (together with the exhibits and schedules hereto, the “Term Sheet”) sets forth a summary of the terms and conditions with respect to the DIP Facility (as defined below) from and after, and subject to, the entry of the DIP Order (as defined below). This Term Sheet shall be a binding agreement from and after, and subject to, the entry of the Approval Order with respect to the DIP Facility (as defined below) but does not purport to summarize all of the terms, conditions, representations and other provisions with respect to the DIP Facility, which will be set forth in the DIP Documents (as defined below). The obligation of the DIP Lender (as defined below) to provide financing pursuant to this Term Sheet is conditioned upon the execution and delivery of signature pages to this Term Sheet by each of the parties hereto and shall be subject to the conditions precedent and other terms and conditions set forth herein and entry of the DIP Order. Capitalized terms used but not defined in this Term Sheet shall have the meanings given to such terms in the applicable DIP Documents. In the event of any conflict between this Term Sheet and the terms of the DIP Order, the terms of the DIP Order shall govern.

This Term Sheet is a binding and enforceable agreement, subject to entry of the Approval Order with respect to the Debtors, with respect to the subject matter contained herein, including an agreement to negotiate in good faith the DIP Documents by the parties hereto in a manner consistent with this Term Sheet, it being acknowledged and agreed that the funding or availability of the DIP Facility is subject to the applicable conditions precedent set forth hereto and in the Term Sheet.

This Term Sheet and all commitments and undertakings shall terminate if the board of directors or board of managers, as applicable, of any Borrower determines, in good faith based upon advice of outside legal counsel, that proceeding with this Term Sheet or taking any action (or refraining from taking any action) in relation thereto, would be inconsistent with the exercise of its fiduciary duties under applicable law.

1.	Borrowers and Guarantors

•  23andMe Holding Co., 23andMe Inc., Lemonaid Health Inc., and 23andMe Pharmacy Holdings, Inc. (collectively with all other direct and indirect affiliates that become debtors and debtors-in-possession in the Chapter 11 Cases, the “Borrowers”, and each a “Borrower”).

•  All obligations under the DIP Facility will be unconditionally guaranteed by each Borrower and each Borrower’s respective subsidiaries and affiliates (collectively, the “Loan Parties” and each a “Loan Party”).

•  The Borrowers are expected to be debtors and debtors-in-possession in the anticipated chapter 11 cases (such cases, the “Chapter 11 Cases”, and the Borrowers and their applicable subsidiaries and affiliates shall be referred to herein under the Chapter 11 Cases, each as a “Debtor” and collectively, as the “Debtors”) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) to be commenced in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) on or around March 23, 2025 (such date, the “Petition Date”).

•  For the purposes of this Term Sheet, 23andMe Holding Co. (i) is hereby designated and appointed by each Loan Party as its authorized representative and agent to act on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative.

2.	DIP Lender

•  JMB Capital Partners Lending, LLC (“JMB”) and/or its designees or its assignees; provided that JMB will not designate or assign (a) any of its rights as DIP Lender under this Term Sheet or the DIP Documents or (b) DIP Loans to any insider of the Debtors (as defined under the Bankruptcy Code) without the Debtors’ prior written consent in its sole discretion.

3.	Type and Amount of the DIP Facility

•  A non-amortizing priming super-priority senior secured term loan facility in an aggregate principal amount not to exceed $35,000,000 in term loan commitments (the “DIP Facility”; the DIP Lender’s commitments under the DIP Facility, the “DIP Commitments”; and the loans under the DIP Facility, the “DIP Loans”).

•  The borrowing of DIP Loans shall permanently decrease the DIP Commitments, and DIP Loans repaid may not be reborrowed.

•  Any Initial Draw shall be funded to the Debtors, through the DIP Bank Account (as defined below), to be used in accordance with the Budget.

•  Subsequent DIP Loan proceeds to be funded into a new segregated Bank Account to be opened and designated by a Borrower (the “DIP Bank Account”) and the Loan Parties shall obtain a satisfactory control agreement in favor of the DIP Lender to be entered into within 30 days after the entry of the DIP Order subject to a 30-day cure period if the Loan Parties are using commercially reasonable efforts to obtain a satisfactory control agreement; provided that the Carve-Out (as defined below) shall be funded as described in the DIP Order.

4.	Initial Availability

•  Upon the Bankruptcy Court’s entry of the DIP Order, and satisfaction of all applicable conditions precedent described in Section 15 herein, the DIP Lender shall make available an aggregate amount of DIP Loans up to $10,000,000 (the “Initial Draw Amount”) and the Borrowers shall be entitled to make draws of the DIP Loans as described in Section 6 below immediately upon entry of the DIP Order (the “Initial Draws”, the date of such first Initial Draw shall be referred to herein as the “Closing Date”). The closing of definitive DIP Documents shall occur as soon after the entry of the DIP Order as reasonably possible, but in any event no later than two (2) business days thereafter.

5.	Full Availability

•  Upon (i) the Bankruptcy Court’s entry of the DIP Order and (ii) the satisfaction of all applicable conditions described in Sections 15 and 16 herein (or, as the case may be, the other applicable DIP Documents), the full amount of the DIP Facility shall be available to the Debtors, subject to compliance with the terms, conditions, and covenants described in the DIP Documents, in additional draws in accordance with Section 6 below (each an “Other Draw” and collectively, the “Other Draws”, and together with the Initial Draws, and each Other Draw, each a “Draw” and collectively, the “Draws”).

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6.	Draws

•  Subject to satisfaction of the conditions precedent to the Initial Draws or Other Draws, as applicable, and availability under the DIP Commitments, the Borrowers shall be entitled to make Draws of the DIP Loans in accordance with the Budget (as defined below).

•  Each Draw shall be made (in an aggregate minimum amount of $2,000,000 (and multiples thereof) upon three (3) business days’ written notice, up to the aggregate amount of the available undrawn DIP Commitments at any time prior to three (3) business days before the DIP Termination Date (as defined below); provided that the first Initial Draw shall be in the amount up to the Initial Draw Amount in accordance with the terms of the DIP Documents, and funded within three (3) business days following after the DIP Lender’s receipt of a customary borrowing notice following entry of the DIP Order.

7.	Maturity and Termination

•  All DIP Obligations (as defined below) shall be due and payable in full in cash (“Payment in Full”[1] or such other form of consideration as the DIP Lender and the Borrowers may mutually agree) on the earliest of:

i.   September 30, 2025;

ii.  the effective date of any chapter 11 plan with respect to the Borrowers (a “Plan”);

iii.   the consummation of any sale or other disposition of all or substantially all of the assets of the Borrowers pursuant to section 363 of the Bankruptcy Code;

iv.   the date of the acceleration of the DIP Loans and the termination of the DIP Commitments following the occurrence and during the continuation of an Event of Default (as defined below and in the DIP Documents) in accordance with the DIP Documents;

v.  dismissal of any Chapter 11 Case or conversion of any Chapter 11 Case into a case under chapter 7 of the Bankruptcy Code; and

vi.   April 25, 2025 (or such later date as agreed to by the DIP Lender), unless the DIP Order has been entered by the Bankruptcy Court on or prior to such date (such earliest date, the “DIP Termination Date”).

•  The occurrence of the DIP Termination Date shall terminate the ability of the Borrowers to borrow under the DIP Facility and shall terminate the DIP Commitments and any further obligation the DIP Lender has to make any DIP Loans under the DIP Documents.

•  For the avoidance of doubt, any of the above conditions from (i) through (vi) automatically triggers the Maturity Date under the DIP Documents.

[1]

For purposes hereof, the term “Payment in Full” means, with respect to the DIP Obligations, the irrevocable and indefeasible payment in full in cash of all DIP Obligations, other than continuing indemnification and expense reimbursement obligations for which no claim or demand has been asserted, and all commitments thereunder shall have irrevocably, permanently and finally expired or shall have been terminated, cancelled and discharged.

3

8.	Interest Rate

•  The DIP Loans shall bear interest at a per annum rate equal to 14.0% payable in cash on the first day of each month in arrears (the “Non-Default Interest”).

•  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the DIP Loans shall bear interest at an additional per annum rate of 2.0%, in each case payable in cash, together with the Non-Default Interest, on the first day of each month in arrears.

9.	Commitment Fee, Work Fee, Exit Fee, and Other Fees

•  Commitment Fee. The Borrowers shall pay to the DIP Lender a commitment fee equal to 2.0% of the total amount of the DIP Commitments (the “Commitment Fee”). The Commitment Fee shall be fully earned, non-refundable, and allowed upon entry of an order, in form and substance satisfactory to the DIP Lender in its reasonable discretion, authorizing and approving on a final basis, among other things, this Term Sheet, the Work Fee (as defined below), and the Commitment Fee (the “Approval Order”), and shall be paid in cash to the DIP Lender promptly after the Bankruptcy Court’s entry of the Approval Order, but in no event shall the Commitment Fee be paid later than the date that is two (2) business days after the entry of the Approval Order.

•  Work Fee. The Borrowers shall pay to the DIP Lender a work fee in the amount of $100,000 (the “Work Fee”), which Work Fee shall be fully earned, non-refundable, and allowed upon entry of the Approval Order. The Work Fee shall be paid in cash to the DIP Lender promptly after the Bankruptcy Court’s entry of the Approval Order, but in no event shall the Work Fee be paid later than the date that is two (2) business days after the entry of the Approval Order.

•  If the Approval Order is not entered by the Bankruptcy Court within seven (7) days after the Petition Date, this Term Sheet and any applicable DIP Documents shall automatically terminate and be of no further force and effect. The payment of the Commitment Fee and the Work Fee shall not be subject to reduction, setoff or recoupment for any reason, and shall be fully earned and allowed upon entry of the Approval Order.

•  Exit Fee. The Borrowers shall pay to the DIP Lender an exit fee equal to 4.0% of the DIP Commitments as follows: (i) following entry of the DIP Order, 4.0% of the Initial Draw Amount; and (ii) following the Bankruptcy Court’s approval and the execution and delivery of an Acceptable Stalking Horse Purchase Agreement, 4.0% of the remaining amount of the DIP Commitments (i.e., $25,000,000), which, in each case, shall be fully earned, non-refundable, and allowed upon the Bankruptcy Court’s entry of the DIP Order (the “Exit Fee”). The Exit Fee shall be due and payable in cash upon the earliest of (x) the DIP Termination Date (including, for the avoidance of doubt, the occurrence of the Maturity Date), (y) Payment in Full of the DIP Obligations, and (z) on a pro rata basis for any Mandatory Prepayment or Voluntary Prepayment of the DIP Obligations; provided, however, that, if the DIP Termination Date has occurred solely as a result of the occurrence and continuation of an Event of Default under the DIP Documents, then the Exit Fee shall not be payable until the DIP Obligations have been accelerated by the DIP Lender.

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•  The Commitment Fee and the Work Fee shall be approved on a final basis by the Bankruptcy Court as part of the Approval Order, and the Exit Fee shall be approved on a final basis by the Bankruptcy Court as part of the DIP Order. If such fees are not approved on a final basis by the Bankruptcy Court and paid as set forth herein, this Term Sheet and any applicable DIP Documents shall automatically terminate and be of no further force and effect.

10.	Use of Proceeds

•  The proceeds of the DIP Facility shall be used only for the following purposes and, excluding payments pursuant to clauses (ii), (iii), and (iv) below, subject to the Budget and 20.0% permitted variances as set forth below:

i.   working capital and other general corporate purposes of the Borrowers, and any other subsidiaries, if applicable if such subsidiaries are Loan Parties under the DIP Documents;

ii.  professional fees and expenses of the Debtors’ estates in administering the Chapter 11 Cases (including fees incurred prior to the Closing Date) in accordance with the Bankruptcy Code and any orders of the Bankruptcy Court, as applicable;

iii.   fees and expenses payable under the DIP Facility, including, without limitation, the Commitment Fee, the Exit Fee, the Work Fee, and professional fees and expenses of the DIP Lender (including legal fees and expenses incurred prior to the Closing Date); and

iv.   interest and other amounts payable under the DIP Facility.

•  Notwithstanding any other provision of this Term Sheet, from and after the Closing Date, no DIP Loans or DIP Collateral (as defined below), or any portion of the Carve-Out, may be used directly or indirectly by any Debtor, any official committee appointed in any Chapter 11 Case, or any trustee or examiner appointed in any Chapter 11 Case or any successor cases, including any chapter 7 cases, or any other person, party or entity (each of the following, a “Restricted Use”):

i.   in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings, litigation, challenge, objection, or other proceeding :

a.   against the DIP Lender, or its respective predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors, or any action purporting to do the foregoing in respect of the DIP Obligations, DIP Liens (as defined below), or DIP Claims (as defined below); or

b.  challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the DIP Obligations and/or the liens, claims, rights, or security interests granted

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under the DIP Order, the DIP Documents, including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non- bankruptcy law, or otherwise;

ii.  to prevent, hinder, or otherwise delay the DIP Lender’s enforcement or realization on the DIP Obligations, DIP Collateral, and the liens, claims, and rights granted to such parties under the DIP Order, each in accordance with the DIP Documents and the DIP Order, as applicable; provided, however, that this shall not apply to a challenge to whether a DIP Termination Event has occurred or is continuing in accordance with the DIP Order and/or the propriety of the DIP Lender’s termination and/or acceleration of the DIP Obligations or calculation of the amounts owed thereunder;

iii.   to seek to modify any of the rights and remedies granted to the DIP Lender under the DIP Order (other than with the consents contemplated thereunder), or the DIP Documents, as applicable; or

iv.   to apply to the Bankruptcy Court for authority to approve superpriority claims or grant liens (other than the Carve-Out and liens permitted, if any, pursuant to the DIP Documents) or security interests in the DIP Collateral or any portion thereof that are senior to, or on parity with, the DIP Liens, DIP Claims, unless permitted under the DIP Documents or unless all DIP Obligations and claims granted to the DIP Lender under the DIP Order have been refinanced with the DIP Lender’s consent or Paid in Full in cash or otherwise agreed to in writing by the DIP Lender.

11.	Voluntary Prepayments

•  Voluntary prepayments of the DIP Loans shall be permitted at any time, subject to (i) payment of the ratable portion of the Exit Fee due thereon, which shall be due and payable on the date of such voluntary prepayment; (ii) accrued interest on the amount prepaid; and (iii) in minimum amounts equal to the lesser of (a) $2,000,000 of principal and (b) the amount necessary to constitute Payment in Full of the outstanding DIP Obligations.

12.	Security

•  As security for the DIP Obligations, subject to the Carve-Out, the Permitted Senior Lien and Permitted Prior Liens (each as defined in Schedule 1 hereto), and effective upon entry of the DIP Order, each Loan Party shall grant to the DIP Lender (a) a priming first lien on all of such Loan Party’s right, title and interest in, to and under all the Loan Parties’ assets that are subject to valid and perfected security interests in favor of third parties as of the Petition Date, (b) a first lien security interest on all of such Loan Party’s right, title and interest in, to and under all the Loan Parties’ assets that were unencumbered as of the Petition Date, and (c) a junior priority security interest on all of such Loan Parties’ right, title and interest in, to and under all the Loan Parties’ assets that were subject to the Permitted Senior Lien and Permitted Prior Liens, in each case,

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including, but not limited to the following, in each case, whether now owned or existing or hereafter acquired, created or arising and wherever located (all of which being hereafter collectively referred to as the “DIP Collateral”): all assets and property of such Loan Party and its estate, real or personal, tangible or intangible, now owned or hereafter acquired, whether arising before or after the Petition Date, including, without limitation, all contracts, contract rights, licenses, general intangibles, instruments, equipment, accounts, documents, goods, inventory, fixtures, documents, cash, cash equivalents, accounts receivables, chattel paper, letters of credit and letter of credit rights, investment property (including, without limitation, all equity interests owned by any Loan Party in its current and future subsidiaries), commercial tort claims, arbitration awards, money, insurance, receivables, receivables records, deposit accounts, collateral support, supporting obligations and instruments, fixtures, all interests in leaseholds and real properties, all patents, copyrights, trademarks (but excluding trademark applications filed in the United States Patent and Trademark Office on the basis of the applicant’s intent-to-use such trademark unless and until evidence of use of the trademark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to section 1(c) or section 1(d) of the Lanham Act (15 U.S.C. §1051 et seq.)), all trade names and other intellectual property (whether such intellectual property is registered in the United States or in any foreign jurisdiction), together with all books and records relating to the foregoing, all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (as such terms are defined in the Uniform Commercial Code as in effect from time to time in the State of New York), all causes of actions under section 549 of the Bankruptcy Code to recover any postpetition transfer of DIP Collateral and any proceeds thereof, and all avoidance actions, including any claims and causes of actions arising under sections 544, 545, 547, 548, and 550 of the Bankruptcy Code and similar such claims and causes of action under applicable non-bankruptcy law, and the proceeds thereof; provided, however, that the DIP Collateral (i) shall not include claims and causes of action against current or former directors, officers and employees of any Debtor, including, without limitation, any claim for or relating to a breach of fiduciary duty by any such director or officer, (such claims and causes of action, the “Specified Insider Claims”) but (ii) shall include the proceeds of the Specified Insider Claims (the “Specified Insider Claims Proceeds”).

•  Negative pledge on all assets of the Loan Parties subject to permitted liens, if any, under the DIP Documents.

•  In addition to appropriate orders of the Bankruptcy Court granting and perfecting such liens, the Loan Parties shall take all other commercially reasonable steps (including the execution and filing of UCC financing statements, intellectual property security agreements, and deposit account control agreements) requested by DIP Lender.

13.	Priority and Security

•  Subject to the Carve-Out, the Permitted Senior Lien and Permitted Prior Liens, all obligations of the Loan Parties under the DIP Documents, including, without limitation, all principal, accrued interest, costs, fees

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and premiums provided for therein, and all obligations of the Loan Parties under the DIP Facility (the “DIP Obligations”) shall be entitled to, as applicable, (i) a priming lien, (ii) a senior secured lien, (iii) junior secured liens, and (iv) superpriority claim status pursuant to sections 364(c) and 364(d) of the Bankruptcy Code, with senior or junior priority, as applicable, over any and all secured liens, administrative expense claims and unsecured claims, of any kind or nature whatsoever, now existing or hereafter arising under the Bankruptcy Code (the “DIP Claims”).

•  Subject to the Carve-Out, the Permitted Senior Lien and Permitted Prior Liens, all DIP Obligations in respect of the DIP Facility shall be:

i.   pursuant to section 364(c)(1) of the Bankruptcy Code, entitled to superpriority claim status in the Chapter 11 Cases (which claims shall be payable from and have recourse to all DIP Collateral); and

ii.  secured, pursuant to section 364(c)(2) of the Bankruptcy Code, by a valid, enforceable, fully perfected and automatic first-priority lien on all unencumbered assets of the Loan Parties that are not subject to a valid and perfected lien on the Petition Date;

iii.   secured, pursuant to section 364(c)(3) of the Bankruptcy Code, by an automatically perfected junior security interest lien on all assets of each Loan Party that is subject to the Permitted Senior Lien and Permitted Prior Liens; and

iv.   secured, pursuant to section 364(d)(1) of the Bankruptcy Code, by an automatically perfected priming first-priority lien on all assets of each Loan Party that are subject to valid and perfected security interests in favor of third parties as of the Petition Date.

•  The liens securing the DIP Facility (the “DIP Liens”) shall mean the liens described above and in the priority set forth in the DIP Order. The DIP Liens described herein shall, to the fullest extent permitted by applicable law, be effected and perfected upon entry of the DIP Order and without the necessity of the execution or filing of mortgages, landlord agreements, security agreements, pledge agreements, control agreements, financing statements or other agreements.

14.	Remedies

•  Upon the occurrence and during the continuation of an Event of Default under the DIP Documents, the DIP Lender shall be entitled to exercise any and all remedies customarily available in the Chapter 11 Cases, including, without limitation, those remedies customarily available to a senior secured, administrative expense claim of a debtor-in-possession lender, which shall include, without limitation, the right to:

i.   declare that the DIP Commitments are terminated, reduced or restricted, whereupon the DIP Commitments shall be terminated, reduced, or restricted on account of any further Draws;

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ii.  declare the unpaid amount of the DIP Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

iii.   charge interest at the default rate under the DIP Documents;

iv.   declare the termination, restriction, or revocation of the ability of the Debtors to use Cash Collateral (as defined in the DIP Order); or

v.  take any other action or exercise any other right or remedy (including, without limitation, with respect to the liens in favor of the DIP Lender) permitted under the DIP Documents or by applicable law.

Any exercise of remedies by the DIP Lender shall be subject in all respects to the terms of the DIP Order and the Loan Parties’ right to seek an emergency hearing before the Bankruptcy Court with respect to the exercise of remedies by the DIP Lender.

15.	Conditions Precedent to Initial Draw

•  Entry of the DIP Order on or before April 25, 2025, and no order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner the DIP Order;

•  The Approval Order shall have been entered and shall not have been reversed, amended, stayed, vacated, terminated or otherwise modified in any manner;

•  Delivery of the Initial Budget acceptable to the DIP Lender in its discretion (not to be unreasonably withheld);

•  All out-of-pocket costs, fees and expenses required to be paid to the DIP Lender pursuant to this Term Sheet (including the Commitment Fee and the Work Fee), the DIP Documents, or the DIP Order shall have been paid in accordance with the Term Sheet or the applicable DIP Documents (provided that the DIP Lender’s legal fees and expenses incurred as of the date of the Initial Draw (other than the Work Fee) shall be paid out of the proceeds of the Initial Draw);

•  The representations and warranties of the Loan Parties under the DIP Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects);

•  No Material Adverse Effect (as defined below) shall have occurred and be continuing;

•  The Debtors shall be in compliance in all material respects with the DIP Order;

•  No Event of Default shall have occurred and be continuing under this Term Sheet or the DIP Documents; and

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• The Borrowers shall have delivered to the DIP Lender a customary borrowing notice in form and substance reasonably satisfactory to the DIP Lender.

16.	Conditions Precedent to Availability of Other Draws; Milestones

•  The DIP Order, or any material provision thereof, shall not have been reversed, amended, stayed, vacated, terminated or otherwise modified in any manner without the DIP Lender’s prior written consent in its reasonable discretion.

•  In addition, the DIP Documents shall contain conditions precedent as are usual and customary in loan documents for similar debtor-in-possession financings and other conditions precedent deemed by the DIP Lender appropriate to the specific transaction, including, without limitation:

i.   execution and delivery of a credit agreement (the “DIP Credit Agreement”) and other DIP Documents evidencing and securing the DIP Facility, in each case, which shall be in form and substance substantially consistent with this Term Sheet and otherwise in form and substance mutually acceptable to the Loan Parties and the DIP Lender;

ii.  delivery of any Budget subsequent to the Initial Budget, acceptable to the DIP Lender in its sole discretion;

iii.   no trustee, examiner, or receiver shall have been appointed or designated with respect to any Loan Party or any Loan Party’s business, properties or assets and no motion shall be pending seeking similar relief or any other relief, which, if granted, would result in a person other than a Loan Party exercising control over its assets;

iv.   the representations and warranties of the Loan Parties under the DIP Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects);

v.  the Borrowers shall have delivered to the DIP Lender a customary borrowing notice in accordance with the DIP Documents;

vi.   the Debtors shall be in compliance in all respects with the DIP Order and the Loan Parties shall be in compliance in all respects with the DIP Documents;

vii.  no default or event of default shall have occurred and be continuing under the DIP Documents;

viii.  no order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner the DIP Order;

ix.   since the Petition Date, other than the commencement of the Chapter 11 Cases, there shall not have occurred or there shall not exist any event, condition, circumstance or contingency that, individually, or in the aggregate, (a) has had or could

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reasonably be expected to have a material adverse effect on the business, operations, properties, assets, performance or financial condition of the Loan Parties taken as a whole, (b) has resulted in, or could reasonably be expected to result in, a material adverse effect on the validity or enforceability of, or the rights, remedies or benefits available to the DIP Lender, or (c) has had or could reasonably be expected to have, a material adverse effect on the ability of the Loan Parties to perform their obligations under any DIP Document (each of the foregoing being a “Material Adverse Effect”) in each case, not otherwise known by the DIP Lender or its counsel as of the date of execution of this Term Sheet;

x.  the Debtors shall have all insurance policies maintained by Loan Parties name the DIP Lender as additional insured;

xi.   all costs, fees, expenses (including, without limitation, legal fees and expenses) set forth in the DIP Documents or otherwise to be paid to the DIP Lender shall have been paid when due;

xii.  the Debtors shall have (a) entered into and delivered a fully executed and binding Acceptable Stalking Horse Purchase Agreement and (b) satisfied any other applicable Milestones; and

xiii.  a granting to the DIP Lender of DIP Claims and DIP Liens to secure all DIP Obligations pursuant to the applicable provisions in sections 364(c) and 364(d) of the Bankruptcy Code.

•  The DIP Documents shall contain certain milestones (the “Milestones”) relating to the Chapter 11 Cases, which may be extended by the DIP Lender in its reasonable discretion, including the following:

i.   as a condition to the Debtors making any Other Draw, on or before May 7, 2025, the Bankruptcy Court shall have entered an order (in form and substance reasonably satisfactory to the DIP Lender) authorizing and approving an “Acceptable Stalking Horse Purchase Agreement,” which means a stalking horse purchase agreement for all or substantially all of the Debtors’ assets(s) that (a) is executed, effective, and binding on all parties thereto and (b) either (x) is approved by the DIP Lender in its reasonable discretion or (y) (1) would generate cash proceeds sufficient for the Payment in Full of the DIP Obligations (pursuant to a signed commitment acceptable to the DIP Lender in its reasonable discretion to lend from a recognized lender or another source of funding acceptable to the DIP Lender in its reasonable discretion) upon the closing date of such sale, (2) closes on or before June 30, 2025, and (3) requires, pursuant to an order of the Bankruptcy Court, the Payment in Full of the DIP Obligations as set forth in clause (1).

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17.	Documentation

•  Definitive financing documentation with respect to the DIP Loans, including, without limitation, this Term Sheet, the DIP Order, any DIP Loan agreement and all definitive guaranty, collateral, security and other credit documentation, any security agreement, and any documents executed pursuant hereto or thereto (the “DIP Documents”) shall be mutually agreed upon by the Loan Parties and the DIP Lender in accordance with the Documentation Principles. For the avoidance of doubt, DIP Documents (other than this Term Sheet) shall be documented prior to entry of the DIP Order.

18.	Representations and Warranties

•  Subject to the Documentation Principles, the DIP Documents shall contain representations and warranties with respect to the Loan Parties as are usual and customary in loan documents for similar debtor-in-possession financings and as acceptable to the DIP Lender and the Loan Parties, including without limitation, due organization and authorization, enforceability, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, compliance with laws and regulations, employee benefit liabilities, environmental liabilities, and perfection and priority of liens securing the DIP Facility.

•  Each Loan Party represents and warrants that none of its assets and properties are subject to any liens, security interests or encumbrances as of the Petition Date and no liens, security interests or encumbrances will be created on or after the Petition Date except, in each case, for liens set forth on Schedule 1 hereto.

19.	Affirmative Covenants

•  Subject to the Documentation Principles, the DIP Documents shall contain affirmative covenants as are usual and customary with respect to the Loan Parties in loan documents for similar debtor-in-possession financings and as are acceptable to the DIP Lender and the Loan Parties.

20.	Negative Covenants

•  Subject to the Documentation Principles, the DIP Documents shall contain negative covenants with respect to the Loan Parties as are usual and customary in loan documents for debtor-in-possession financings and as are acceptable to the DIP Lender and the Loan Parties; provided that the DIP Documents will permit, among other things: (i) the Debtors to continue to pursue a sale process for all or substantially all of the Borrowers’ assets and consummate any sale or sales related thereto subject to Bankruptcy Court approval and provided that such sale or sales and/or related transactions, when taken in the aggregate, provide for and require the Payment in Full of the DIP Obligations; (ii) the ability to reject or modify contracts; (iii) postpetition employment arrangements subject to maximum thresholds agreed upon by the DIP Lender and the Borrowers; (iv) postpetition capital expenditures subject to maximum thresholds agreed upon by the DIP Lender and the Borrowers; and (v) provide for adequate protection in accordance with the Budget and acceptable to the DIP Lender in its sole discretion.

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21.	DIP Budget / Variance Reporting

•  The DIP Lender shall receive an extended weekly budget commencing with the week during which the DIP Order is entered, containing line items of sufficient detail to reflect the consolidated operating cash flow of the Debtors for the period from the Petition Date through and including the end of the thirteenth (13th) calendar week thereafter (the “Initial Budget”) (the Initial Budget, as modified from time to time in accordance herewith, shall be the “Budget”). The Budget shall permit the Borrowers to reserve cash in an amount to be agreed among the Borrowers and the DIP Lender for purposes of paying certain employee, tax, and other specified obligations or liabilities (including administrative expenses such as bankruptcy fees, U.S. Trustee fees and professional fees) and prosecuting any Estate Claims (the “Cash Reserve”).

•  The Budget shall be updated and provided to the DIP Lender on the fifth Wednesday following the prior Budget’s approval and every fifth Wednesday thereafter, or more frequently at the reasonable discretion of both the Borrowers and DIP Lender, with such updated Budget extending the term thereof and the DIP Lender, in its sole discretion, shall have the right to approve any such updates (or any amendments) by providing the Borrowers specific notice thereof within five (5) business days after the delivery by the Borrowers of any such update or amendment (“Updated Budget”) and, (ii) to the extent the DIP Lender provides written notice rejecting the updates (or any amendments), the then existing Budget shall continue to constitute the applicable Budget until such time as an update or amendment is approved by the DIP Lender in its sole discretion. In the event the DIP Lender does not provide written notice of its rejection of the proposed Updated Budget within such five (5) business day period, such Updated Budget shall become effective as the Budget.

•  On a weekly basis after the delivery of the first Updated Budget, the Borrowers shall deliver to the DIP Lender a variance report for the four-week period ending the prior Friday comparing the difference/variance, expressed as a percentage (each, a “Budget Variance”), between actual net operating cash flow for such period to projected net operating cash flow for such period as set forth in the Budget on a cumulative four-week rolling basis (each a “Measuring Period”) and explaining in reasonable detail all material variances, it being understood that any Net Operating Disbursement Variance (as defined below) solely with respect to net operating cash flow that exceeds 20.0% shall be material and shall constitute and Event of Default under the DIP Documents (each such report, a “Variance Report,” which shall be in a form reasonably satisfactory to the DIP Lender). For the avoidance of doubt, net operating disbursements shall not include professional fees and restructuring charges (including trustee fees or other statutory fees) related to the Chapter 11 Cases.

•  For purposes of each Measuring Period, the Borrowers shall calculate: the numerical difference between “net operating disbursements” (such terms reflecting those line items illustrated in the Budget) for such period to “net operating disbursements” for such period as set forth in the Budget on a cumulative four-week rolling basis, and to the extent the difference is a positive number, the percentage such difference is of the cumulative

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budgeted amount for such period (the “Net Operating Disbursement Variance”). For purposes herein, a “Permitted Variance” shall be limited to not greater than 20.0% for budget variances with respect to the Net Operating Disbursement Variance, each as set forth in the applicable Variance Report. For the avoidance of doubt, United States Trustee fees, professional fees of the DIP Lender, and the Loan Parties, and certain other administrative expenses to be agreed, shall not be included in the Net Operating Variance calculation.

22.	DIP Order

•  The order approving the DIP Facility, which shall be in form and substance reasonably satisfactory to the DIP Lender (the “DIP Order”), shall, among other things, authorize and approve, in each case on a final basis:

i.   the DIP Facility;

ii.  the making of the DIP Loans in accordance with the DIP Documents;

iii.   the granting of the superpriority claims and liens against the Debtors and their assets in accordance with this Term Sheet and the DIP Documents with respect to the DIP Collateral;

iv.   the payment of all fees and expenses (including the fees and expenses of outside counsel and any financial advisors) required to be paid to the DIP Lender as described in Section 26 of this Term Sheet (provided that the DIP Lender’s legal fees and expenses incurred as of the date of the Initial Draw (other than the Work Fee) shall be paid out of the proceeds of the Initial Draw);

v.  the payment of the Exit Fee as set forth in Section 9 of this Term Sheet, which Exit Fee payment shall not be subject to reduction, setoff or recoupment for any reason, and shall be fully earned and allowed upon entry of the DIP Order; and

vi.   the Debtors’ waiver of (a) any right to surcharge the DIP Collateral pursuant to sections 105(a) and 506(c) of the Bankruptcy Code or otherwise, and (b) the equitable doctrine of marshaling and other similar doctrines, in each case, with respect to the DIP Collateral and the DIP Obligations.

23.	Documentation Principles

•  The DIP Facility (including the terms and conditions applicable thereto) will be documented pursuant to and evidenced by (a) a credit agreement, negotiated in good faith, in form and substance reasonably acceptable to the Borrower and the DIP Lender, which shall (i) reflect the terms set forth herein, (ii) reflect the terms of the DIP Order, (iii) have usual and customary provisions for debtor-in-possession financings of this kind and provisions that are necessary to effectuate the financing contemplated hereby and (iv) be mutually agreed between the Loan Parties and the DIP Lender, (b) the DIP Order, and (c) as applicable, and other legal documentation or instruments as are, in each case, usual and customary for debtor-in-possession financings of this type and/or reasonably necessary to effectuate the financing contemplated hereby, as reasonably determined by the Loan Parties and the DIP Lender (the foregoing, collectively, the “Documentation Principles”).

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24.	Carve-Out

•  The liens on and security interests in the DIP Collateral and the superpriority administrative expense claims shall be subject and subordinated to the claims covered by the Cash Reserve and to the Carve-Out (as defined below).

•  As used herein, the “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate; (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code; (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses incurred by persons or firms retained by the Borrowers pursuant to section 327, 328, or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) or the Official Committee of Unsecured Creditors (the “Committee”), if any, pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Lender of a Carve-Out Trigger Notice whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice, and subject to the fees and expenses set forth in the Approved Budget and any other limits imposed by the amount set forth in the DIP Order; and (iv) allowed professional fees of Professional Persons in an aggregate amount not to exceed $3,500,000 incurred after the first business day following delivery by the DIP Lender of the Carve- Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap” and, together with the amounts set forth in clauses (i) through (ii) but less any retainers held by such Professional Persons, the “Carve-Out Cap”); provided that nothing herein shall be construed to impair the ability of any party to the DIP Documents to object to the fees, expenses, reimbursement or compensation described above on any grounds.

•  Immediately upon the delivery of a Carve-Out Trigger Notice (as defined below), and prior to the payment of any DIP Obligations, the Loan Parties shall be required to deposit into a separate account not subject to control of the DIP Lender (the “Carve-Out Account”) cash (which disbursement shall be deemed approved under the DIP Documents) in an amount equal to difference between the Carve-Out Cap and the balance held in the Carve-Out Account as of the date on which a Carve-Out Trigger Notice is received by the Debtors. The amounts in the Carve-Out Account shall be available only to satisfy allowed fees and expenses of the Professional Persons and other amounts included in the Carve-Out until such amounts are paid in full. The amount in the Carve-Out Account shall be reduced on a dollar-for-dollar basis for allowed fees and expense of the Professional Person that are paid after the delivery of the Carve-Out Trigger Notice, and the Carve-Out Account shall not be replenished for such amounts so paid. The failure of the Carve-Out Account to satisfy in

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full the amount set forth in the Carve-Out shall not affect the priority of the Carve-Out. The DIP Lender shall have a reversionary interest in the funds held in the Carve-Out Accounts, if any, after all amounts included in the Carve-Out have been funded into the applicable Carve-Out Accounts and all allowed Professional Fees have been paid in full pursuant to a final order of the Bankruptcy Court.

•  For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Lender or its counsel to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve-Out Trigger Notice Cap has been invoked.

•  The Carve-Out shall not include, apply to or be available for any party in connection with any Restricted Use.

•  The DIP Order shall provide that the foregoing provisions with respect to the Carve-Out shall be subject to the occurrence of the Initial Draw.

25.	Events of Default

•  Subject to the Documentation Principles, the DIP Documents shall contain events of default (collectively, “Events of Default”) consistent with this Term Sheet and customary for debtor-in-possession financing facilities of this type, including, without limitation:

i.   payment, non-compliance with covenants set forth in the DIP Documents, judgements in excess of specified amounts, impairment of security interest in the DIP Collateral and other customary defaults, subject to any applicable grace and/or cure periods to be agreed for non-payment defaults only and as are customary for transactions of this nature;

ii.  the entry of the DIP Order shall have not occurred on or before April 25, 2025, or the DIP Order or any material provision thereof shall have been stayed, amended, modified, reversed, vacated, or in any way altered;

iii.   the failure of the Loan Parties to comply with any of the Milestones;

iv.   an Acceptable Stalking Horse Purchase Agreement is cancelled, terminated, amended, modified, or supplemented without the DIP Lender’s consent;

v.  the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

vi.   non-compliance, subject to any applicable grace and/or cure periods, by any Loan Party with the terms of the DIP Order;

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vii.  the entry of an order appointing a trustee, responsible officer, or an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code (other than a fee examiner) in any of the Chapter 11 Cases, or the Bankruptcy Court shall have entered an order providing for such appointment;

viii.  the entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure against any material assets of the Loan Parties to which the fair market value of which exceeds $500,000;

ix.   the entry of an order (a) surcharging any of the DIP Collateral under sections 105, 506(c), or any other section of the Bankruptcy Code, (b) allowing any administrative expense claim having priority over or ranking in parity with the DIP Claims or the rights of the DIP Lender (subject to the Carve- Out), or (c) otherwise adversely impacting the DIP Lender’s liens, claims, or priority in the DIP Collateral as set forth in this Term Sheet or the DIP Documents;

x.  any action by any Debtor to (a) challenge the rights and remedies of the DIP Lender under the DIP Facility in any of the Chapter 11 Cases or acting in a manner inconsistent with the DIP Documents or (b) avoid or require disgorgement by the DIP Lender of any amounts received in respect of the obligations under the DIP Facility;

xi.   entry of an order without the express written consent of the DIP Lender obtaining additional financing from a party other than the DIP Lender under section 364 of the Bankruptcy Code except if such financing provides for the Payment in Full of the DIP Obligations;

xii.  the making of any material payments in respect of prepetition obligations other than (a) as permitted by the DIP Order, (b) as permitted by any order of the Bankruptcy Court in a form reasonably satisfactory to the DIP Lender, (c) as permitted by any other order of the Bankruptcy Court reasonably satisfactory to the DIP Lender, (d) as permitted under the DIP Documents in accordance with the Budget, or (e) as otherwise agreed to by the DIP Lender;

xiii.  entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Debtor to file or solicit a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code;

xiv.  any Loan Party shall, directly or indirectly, seek to, or support any other person’s motion to, (a) disallow in whole or in part the DIP Obligations, (b) challenge the validity and enforceability of the DIP Liens or DIP Claims, or (c) contest any material provision of any DIP Document;

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xv.  any Debtor files a Plan that is not in form and substance reasonably satisfactory to the DIP Lender, it being understood that a Plan will be acceptable to the DIP Lender if it provides for the Payment in Full of the DIP Obligations pursuant to a signed commitment acceptable to the DIP Lender in its reasonable discretion to lend from a recognized lender, balance sheet cash, or another source of funding acceptable to the DIP Lender in its reasonable discretion sufficient to allow for the indefeasible payment in cash of the full amount of the outstanding DIP Obligations;

xvi.   any Loan Party files a motion seeking to settle a controversy or claim that could be reasonably expected to have an adverse effect on the DIP Collateral without the prior written consent of the DIP Lender in its sole discretion;

xvii.  any Debtor files a motion for the approval of a sale of the DIP Collateral or any portion thereof, pursuant to section 363 of the Bankruptcy Code or otherwise, which proposed sale (including, for the avoidance of doubt, any order approving such sale) is not acceptable to the DIP Lender in its reasonable discretion; or

xviii.  the Debtors shall fail to execute and deliver to the DIP Lender any agreement, financing statement, trademark filing, copyright filing, notices of lien or similar instruments or other documents that the DIP Lender may request from time to time to more fully evidence, confirm, validate, perfect, preserve and enforce the DIP Liens created in favor of the DIP Lender, subject to the time periods and terms set forth in this Term Sheet or the applicable DIP Documents.

26.	Indemnification and Reimbursement of Expenses

•  The DIP Documents shall contain customary indemnification provisions for the benefit of the DIP Lender, and its related parties (the “Indemnitees”), including, without limitation, indemnification against losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated by the DIP Documents or the use or the proposed use of proceeds thereof, except to the extent the relevant Indemnities are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence or willful misconduct of the relevant Indemnitee. The Loan Parties’ indemnification obligations shall be contingent on the occurrence of the Closing Date.

•  Subject to the DIP Documents and entry of the DIP Order, all reasonable and documented out-of-pocket accrued and unpaid fees, costs, disbursements, and expenses of the DIP Lender, including the reasonable and documented fees and expenses of Norton Rose Fulbright US LLP, as counsel to the DIP Lender, incurred in connection with the DIP Facility and the Chapter 11 Cases shall be paid on a current basis within ten (10) days after the Debtors’ receipt of a summary invoice for any such fees, costs, disbursements, and expenses.

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27.	Release	• The DIP Order shall include a customary release of the DIP Lender in its capacity as such, with respect to any and all claims and causes of action arising from or related to the DIP Facility.

28.	Waivers

•  The DIP Order shall include terms and conditions customary for final DIP financing orders and shall be acceptable to the DIP Lender in its reasonable discretion, including, without limitation, waiver of the automatic stay, credit-bidding rights, “no marshaling” provisions and other similar doctrines, and waivers of the imposition of costs or right to surcharge the DIP Collateral pursuant to sections 105(a) and 506(c) of the Bankruptcy Code or otherwise, in each case, to the extent applicable.

29.	DIP Lender Representations

•  By executing this Term Sheet, the DIP Lender hereby represents and warrants to the Debtors that:

i.   neither the DIP Lender nor any of its predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors are insiders (as such term is defined under the Bankruptcy Code) of the Debtors;

ii.  the DIP Lender has not engaged in any collusion with respect to any bids or the 363 sale process and further agrees not to engage in any collusion with respect to the bids, the auction, or the 363 sale process.

30.	Governing Law	• New York (and to the extent applicable, the Bankruptcy Code).

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IN WITNESS WHEREOF, the parties hereto have caused this Term Sheet to be executed as of the date first set forth above.

23ANDME HOLDING CO., as Borrower and Borrower Representative, for and on behalf of itself and the Loan Parties

By:	/s/ Joe Selsavage
Name: Joe Selsavage
Title: Chief Financial and Accounting Officer

[Signature Page to Term Sheet]

JMB CAPITAL PARTNERS LENDING, LLC

By:	/s/ Vikas Tandon
Name: Vikas Tandon
Title: Chief Investment Officer

[Signature Page to Term Sheet]

Schedule 1

A. Existing Liens:

(a)	U.S. Bank Equipment Finance, filed UCC-1 Financing Statement (Delaware) 20203423599 in respect of specific equipment of 23ANDMe, Inc.

(b)	U.S. Bank Equipment Finance, filed UCC-1 Financing Statement (Delaware) 20226984510 in respect of specific equipment of 23ANDMe, Inc.

(c)	U.S. Bank Equipment Finance, filed UCC-1 Financing Statement (Delaware) 20231390144 in respect of specific equipment of 23ANDMe, Inc.

(d)	U.S. Bank Equipment Finance, filed UCC-1 Financing Statement (Delaware) 20233366308 in respect of specific equipment of 23ANDMe, Inc.

(e)

Smith Drug Company, a Division of JM Smith Corporation, filed UCC-1 Financing Statement (Missouri) 20220803002707723 in respect of specific property and all proceeds from the sale or transfer of such property of LPRXONE LLC.

(f)	Cardinal Health 110 LLC, filed UCC-1 Financing Statement (Missouri) 202011090001399655 in respect of all business assets and personal property of Lemonaid Community Pharmacy, Inc.

B. Other Defined Terms: For purposes of this Term Sheet,

“Permitted Prior Liens” means the following liens, in an aggregate amount not to exceed $250,000:

(a)	the “Existing Liens” set forth on this Schedule 1;

(b)

statutory or common law liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business for amounts not overdue; or

(c)	liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment.

“Permitted Senior Lien” means the security interest in and right of set-off granted to JPMorgan Chase

Bank, N.A. (the “Bank”) in all of 23andme, Inc.’s right, title and interest in and to all deposits, and any renewals thereof, additions thereto and substitutions therefor, in the collateral account ending in x1733 held at the Bank and designated under that certain Assignment of Deposits, dated as of March 11, 2019 as between 23andme, Inc. and Bank, together with all monies, proceeds, interest or sums credited from time to time thereto or due or to become due thereon or therefrom.